As filed with the Securities and Exchange Commission on October 31, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Louisiana	72-1212563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8000 Global Drive
Carlyss, Louisiana 70665
(713) 780-9494
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Russell J. Robicheaux
Chief Administrative Officer and General Counsel
8000 Global Drive
Carlyss, Louisiana 70665
(713) 780-9494
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Jeffery B. Floyd
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
(713) 758-2222

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering
securities to be registered	registered	per share	price (1)(2)	Amount of registration fee
2.75% Senior Convertible Debentures due 2027	$325,000,000(1)	100%(3)	$325,000,000(3)	$9,978
Common Stock, par value $0.01 per share (4)	12,135,890(4)	N/A	N/A	N/A
Total	$325,000,000		$325,000,000	$9,978

(1)	Represents the aggregate principal amount of 2.75% Senior Convertible Debentures due 2027 that we sold in a private placement on July 27, 2007.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	Represents the maximum number of shares of common stock that may be issued upon conversion of the Debentures registered hereby. The registrant will receive no consideration upon conversion of the Debentures. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the common stock registered hereby.

Prospectus
$325,000,000
2.75% Senior Convertible Debentures due 2027
and Shares of Common Stock
Issuable upon Conversion of the Debentures
     This prospectus relates to $325,000,000 aggregate principal amount of 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) of Global Industries, Ltd. and the shares of our common stock, par value $0.01 per share, issuable upon conversion of such Debentures. We issued and sold the Debentures in a private placement on July 27, 2007. This prospectus will be used by the selling security holders to resell the Debentures and the shares of common stock issuable upon conversion of the Debentures. Additional selling security holders may be named by prospectus supplement.
     The Debentures are convertible by holders into cash and, if applicable, shares of our common stock par value $0.01 per share (subject to our election to satisfy our conversion obligation entirely in shares of our common stock), initially based on a conversion rate of 28.1821 shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $35.48 per share), subject to adjustment as described in this prospectus, at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:
•	prior to August 1, 2025, on any date during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after August 1, 2025;

•	with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;

•	if we distribute to all or substantially all holders of our common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the average closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

•	during a specified period if a fundamental change occurs; or

•	during the five consecutive business-day period following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of Debentures on each day of the ten-day measuring period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate on such day.
     Subject to our election to satisfy our conversion obligation entirely in shares of our common stock, upon conversion, we will deliver cash and shares of our common stock, if any, based on a daily conversion value (as described herein), calculated on a proportionate basis for each day of the 20 trading day conversion period. See “Description of the Debentures — Conversion Procedures — Settlement Upon Conversion.” In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described herein.
     The Debentures bear interest at a rate of 2.75% per year, payable semi-annually in arrears, on February 1 and August 1 of each year, commencing February 1, 2008. The Debentures will mature on August 1, 2027.
     We may redeem all or a part of the Debentures on or after August 1, 2014, for cash at a redemption price equal to 100% of the principal amount of the Debentures redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date.
     Holders may require us to repurchase all or a part of their Debentures on August 1, 2017 and August 1, 2022 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any). In addition, holders may require us to repurchase all or a portion of their Debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date.
     The Debentures are our senior unsecured obligations. As of June 30, 2007, we had approximately $71.3 million of senior indebtedness outstanding, all of which is secured.
     Our common stock is listed on The Nasdaq Global Select Market under the symbol “GLBL.” The last reported sale price of our common stock on October 29, 2007 was $24.50 per share.
Investing in the Debentures involves risks. See “Risk Factors” beginning on page 6.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 31, 2007

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted
     You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling security holders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling security holders. Each time a selling security holder sells securities, the selling security holder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

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SUMMARY
     This summary highlights the information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain the information that may be important to you. You should read the following summary together with the more detailed information and our consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus. You should also read this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-Looking Statements.”
     Except as otherwise set forth in this prospectus, the terms “Company,” “we,” “our,” and “us” refer to Global Industries, Ltd. and its consolidated subsidiaries.
Our Company
     Global Industries, Ltd., directly and through its subsidiaries, provides offshore construction, engineering, project management, and support services, including pipeline construction, platform installation and removal, subsea, umbilicals, riser and flowlines installation, and inspection, repair and maintenance and diving services, to the oil and gas industry worldwide. We began as a provider of diving services to the offshore oil and gas industry over thirty years ago and have expanded our business through acquisitions, new construction and upgrades of vessels. At August 31, 2007, our fleet included 29 vessels, including 14 major construction vessels.
     On July 1, 2007, we reorganized our reportable segments to align them with our growth strategy and renewed focus on diving and underwater services (“subsea services”). The reorganization consisted of:
•	a geographical shift of India operations from the Middle East to Asia Pacific;

•	transfer of a portion of subsea services from the Middle East to West Africa; and

•	corporate interest income and expense not allocated to the reportable segments.
     As such, the segment information to be reported in our future periodic reports may not be comparable to the segment information reported in the past.
     Our principal executive offices are located at 8000 Global Drive, Carlyss, Louisiana 70665, and our telephone number at this location is (337) 583-5000.

The Offering
     On July 27, 2007, we issued and sold $325,000,000 aggregate principal amount of our 2.75% senior convertible debentures due 2027 (the “Debentures”) to the initial purchasers. We entered into a registration rights agreement with the initial purchasers in a private offering in which we agreed, for the benefit of the holders of the Debentures, to file a shelf registration statement with the SEC with respect to resales of the Debentures and shares of our common stock, par value $0.01 per share (the “common stock” and together with the Debentures, the “registrable securities”) issuable upon the conversion thereof. Additionally, we agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the SEC not later than 180 days after the first date of original issuance of the Debentures. We also agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of: (i) the date when the registrable securities held by non-affiliates are eligible to be sold under Rule 144(k) under the Securities Act, or (ii) the date when the registrable securities have been sold pursuant to the shelf registration statement, or (iii) the date when the registrable securities have ceased to be outstanding. The summary below describes the principal terms of the Debentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Debentures” section of this prospectus contains a more detailed description of the terms of the Debentures.

Issuer	Global Industries, Ltd.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders.”

Debentures	$325.0 million aggregate principal amount of 2.75% Senior Convertible Debentures due 2027.

Maturity	August 1, 2027, unless earlier converted, redeemed or repurchased.

Interest Rate	2.75% per year. Interest began accruing on July 27, 2007 and is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2008.

Ranking	The Debentures are our senior unsecured obligations and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Debentures are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the related collateral and are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

As of June 30, 2007, we had approximately $71.3 million of senior indebtedness outstanding, all of which is secured.

Conversion Rights	Holders may convert their Debentures into cash and, if applicable, shares of our common stock (subject to our election to satisfy our conversion obligation entirely in shares of our common stock) at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•     prior to August 1, 2025, on any date during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

• at any time on or after August 1, 2025;

• with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;

•     if we distribute to all or substantially all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•     if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

• during a specified period if a fundamental change occurs; or

•     during the five consecutive business-day period following any ten consecutive trading-day period in which the trading price for $1,000 principal amount of the Debentures on each trading day within the ten-day measuring period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate on such trading day.

Subject to our election to satisfy our conversion obligation entirely in shares of our common stock, the Debentures are convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate of 28.1821 shares of common stock per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $35.48 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Debentures — Conversion Procedures — Conversion Rate Adjustments.”

Unless we elect to satisfy our conversion obligation entirely in shares of our common stock, upon conversion, we will deliver cash and shares of our common stock, if any, based on a daily conversion value (as described herein), calculated as described under “Description of the Debentures — Conversion Procedures — Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, holders will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Debentures. See “Description of the Debentures — Conversion Rights.”

Adjustment to Conversion Rate upon a Non-Stock Change of Control	If and only to the extent holders elect to convert the Debentures in connection with a transaction described under the first clause or fourth clause under the definition of fundamental change described in “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, including The Nasdaq Global Select Market and The Nasdaq Global Market, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Debentures — Conversion Procedures — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our common stock in such non-stock change of control.

Conversion After a Public Acquirer Change of Control	In the case of a non-stock change of control constituting a public acquirer change of control described in “Description of the Debentures — Conversion Procedures — Conversion After a Public Acquirer Change of Control,” we may, in lieu of adjusting the conversion rate as described in “Description of the Debentures — Conversion Procedures — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” elect to adjust the conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock by adjusting the conversion rate in effect immediately before the public acquirer change of control by multiplying it by a fraction:

• the numerator of which will be:

• in the case of a consolidation or merger, pursuant to which our common stock is converted only into cash, the cash paid or payable per share of common stock, or

•     in any other case, the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•     the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Optional Redemption by the Company	At any time on or after August 1, 2014, we may redeem all or a part of the Debentures for cash at a redemption price equal to

100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date. See “Description of the Debentures — Optional Redemption.”

Optional Repurchase Right of Holders	Holders may require us to repurchase all or a part of their Debentures on August 1, 2017 and August 1, 2022 at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. See “Description of the Debentures — Repurchase at the Option of the Holder.”

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change (the definition of which is described in “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change Put”) prior to maturity, holders have the right, at their option, to require us to repurchase for cash all or part of their Debentures at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. See “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change Put.”

Events of Default	If an event of default on the Debentures occurs, the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us or certain of our subsidiaries. See “Description of the Debentures — Events of Default; Notice and Waiver.”

Trading	The Debentures will not be listed on any national securities exchange or included in any automated quotation system. However, the Debentures that were issued in the private placement are eligible for trading in The PORTAL Market. The Debentures sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market.

Nasdaq Symbol for Our Common Stock	Our common stock is listed on The Nasdaq Global Select Market under the symbol “GLBL.”

Use of Proceeds; Common Stock Purchases	The selling security holders will receive all of the proceeds from the sale under this prospectus of the Debentures and the shares of common stock issuable upon conversion of the Debentures. We will not receive any proceeds from these sales. For additional information, see “Use of Proceeds.”

Risk Factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to invest in the Debentures.

RISK FACTORS
     You should carefully consider the risks described below and in the documents incorporated by reference before making an investment. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.
     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Debentures and our shares of common stock issuable upon conversion of the Debentures could decline due to any of these risks, and you may lose all or part of your investment.
     This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.
Risks Relating to Our Business
Our business is substantially dependent on the level of capital expenditures in the oil and gas industry, and lower capital expenditures will adversely affect our results of operations.
     The demand for our services depends on the condition of the oil and gas industry and, in particular, on the capital expenditures of companies engaged in the offshore exploration, development, and production of oil and natural gas. Capital expenditures by these companies are primarily influenced by three factors:
•	the oil and gas industry’s ability to economically justify placing discoveries of oil and gas reserves in production;

•	the oil and gas industry’s need to clear all structures from the lease once the oil and gas reserves have been depleted; and

•	weather events, such as major tropical storms.
     Historically, prices of oil and natural gas and offshore exploration, development and production have fluctuated substantially. A sustained period of substantially reduced capital expenditures by oil and gas companies will result in continued decreased demand for our services, low margins, and possibly net losses.
Our business is capital intensive, and our ability to finance our business depends on generating sufficient cash flow from our operations.
     We require substantial capital to fund our working capital, capital expenditures and other cash needs. Our ability to generate cash depends on demand for construction services by the oil and gas industry as a result of the levels of capital expenditures by oil and gas companies and on competitive, general economic, financial, and many other factors that are beyond our control. We cannot provide assurance that we will always be able to generate sufficient operating cash flow to provide us with the working capital required to support our operations, and we may experience periodic cash demands that exceed our operating cash flow. Our failure to generate sufficient operating cash flow to provide adequate working capital would have a material adverse effect on our business, results of operations, and financial condition.
Our international operations expose us to additional risks inherent in doing business abroad.
     A majority of our consolidated revenue is derived from operations outside the United States. The scope and extent of our operations outside of the U.S. Gulf of Mexico, including high-risk areas such as Latin America, the Middle East and West Africa, means we are exposed to the risks inherent in doing business abroad. These risks include the following:
•	currency exchange rate fluctuations, devaluations, and restrictions on currency repatriation;

•	unfavorable taxes, tax increases, and retroactive tax claims;

•	the disruption of operations from labor and political disturbances;

•	abduction of our employees or acts of piracy;

•	insurrection, war, or acts of terrorism that may disrupt markets or our operations;

•	expropriation or seizure of our property;

•	nullification, modification, or renegotiation of existing contracts;

•	regional economic downturns;

•	import/export quotas and other forms of public and governmental regulation; and

•	inability to obtain or retain licenses required for operations.
     For example, we have recently experienced the abduction of a number of our employees in West Africa. In addition, we cannot predict the nature of foreign governmental regulations applicable to our operations that may be enacted in the future. In many cases, our direct or indirect customer will be a foreign government, which can increase our exposure to these risks. U.S. government-imposed export restrictions or trade sanctions under the Export Administration Act of 2001, the Trading with the Enemy Act of 1917 or similar legislation or regulation also may impede our ability to expand our operations and bid for and accept work in specific countries that we might otherwise have the equipment and technical ability to compete. These factors could have a material adverse effect on our financial condition and results of operation.
We are exposed to the substantial hazards and risks inherent in marine construction, and our insurance coverage is limited.
     Our business involves a high degree of operational risks. Hazards and risks that are inherent in marine operations include capsizing, grounding, colliding, and sustaining damage from severe weather conditions. In addition, our construction work can disrupt existing pipelines, platforms and other offshore structures. Any of these incidents could cause damage to or destruction of vessels, property or equipment, personal injury or loss of life, suspension of production operations, or environmental damage. The failure of offshore pipelines or structural components during or after our installation could also result in similar injuries or damages. Any of these events could result in interruption of our business or significant liability.
     We cannot always obtain insurance for our operating risks, and it is not practical to insure against all risks in all geographic areas. Builders risk insurance is becoming increasingly expensive and coverage limits have been decreasing. Uninsured liabilities resulting from our operations may adversely affect our business and results of operations.
We depend on significant customers.
     Some of our segments derive a significant amount of their revenues from a small number of customers. For example, sales to PEMEX represented approximately 40% of our consolidated revenue in 2006 and substantially all of our Latin American revenue in 2006. The inability of these segments to continue to perform services for a number of their large existing customers and particularly the inability of our Latin America segment to continue to perform services for PEMEX, if not offset by contracts with new or other existing customers, could have a material adverse effect on our business and results of operations.
If we are unable to attract and retain skilled workers, our business will be adversely affected.
     Our operations depend substantially upon our ability to retain and attract project managers, project engineers, and skilled construction workers such as divers, welders, pipefitters, and equipment operators. Our ability to expand our operations is impacted by our ability to increase our labor force. The demand for skilled workers in our industry is currently high, and the supply is limited. As a result of the cyclical nature of the oil and gas industry as well as the physically demanding nature of the work, skilled workers may choose to pursue employment in other fields. A significant increase in the wages paid or benefits offered by competing employers could result in a reduction in our skilled labor force, increases in our employee costs, or both. If either of these events occur, our operations and results could be materially adversely affected.
We may not complete our fixed-price or unit-rate contracts within our original estimates of costs, which will adversely affect our results.
     Because of the nature of the offshore construction industry, most of our projects are performed on a fixed-price or unit-rate basis. The profits we realize on one of our contracts will often vary from the estimated amounts because of changes in offshore job conditions, in labor and equipment productivity, and in third party costs. In addition, we sometimes bear the risk of delays caused by adverse weather conditions. We may suffer lower profits or even losses on some projects because of cost overruns resulting from these or other causes.
We may experience difficulties resolving claims and variation orders, which may adversely impact our cash flows.
     In the ordinary course of our business, we must negotiate with our clients to resolve claims and change orders. A “claim” is an amount in excess of the agreed contract price (or amount not included in the original contract price) that we seek to collect from our clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs. A “change order” is a change to the scope of a project contract, which may be initiated by either us or our client. When a variation to the project scope or specifications is required, it is customary that we continue to execute the project to completion although we may not have precise agreement with our client on the financial responsibilities of all parties. If we are unable to resolve claims and change orders with our client satisfactorily, our profit and cash flow from the project could be adversely affected.
Our industry is highly competitive.
     Contracts for our services are generally awarded on a competitive bid basis, and price is a primary factor in determining who is awarded the project. Customers also consider availability and capability of equipment, reputation, experience, and the safety record of the contender in awarding jobs. During industry down cycles in particular, we may have to accept lower rates for our services and vessels or increased contractual liabilities which could result in lower profits or even losses. As we have increased our operations in deeper waters and internationally, we have encountered additional competitors, many of whom have greater experience than we do in these markets and greater resources.
     Additionally, our competitiveness in international markets may be adversely affected by regulations requiring, among other things, the awarding of contracts to local contractors, the employment of local citizens and/or the purchase of supplies from local vendors or that favor or require local ownership.
Our debt instruments contain covenants that limit our operating and financial flexibility.
     Under the terms of our credit facility, we must maintain minimum levels of net worth and comply with, among other things, a fixed charge coverage ratio and a leverage ratio.
     Our ability to meet the financial ratios and tests under our credit facility is affected, in part, by events beyond our control, and we may not be able to satisfy those ratios and tests. As of June 30, 2007, we were in compliance with all the financial covenants of our credit facility. If we fail to comply with these ratios and tests and are unable to obtain a waiver, no further borrowings and no letters of credit would be available under the credit facility, and our lenders will be entitled to, among other things, accelerate the debt outstanding under the credit facility so that it is immediately due and payable and ultimately foreclose on our assets that secure the debt. Such an event would also cause us to be in default under the terms of the Debentures. Any significant inability to draw on the credit facility or acceleration of the debt outstanding under the credit facility would have a material adverse effect on our financial condition and operations. For a more detailed discussion of our credit facility, please read “Description of Certain Indebtedness” contained elsewhere in this prospectus.

Critical accounting policies significantly affect our reported financial results and conditions.
     Although our financial statements are prepared in accordance with U.S. generally accepted accounting principles, the preparation of our financial statements requires us to make estimates and judgments, such as the estimates used for the cost to complete projects under the percentage-of-completion method of project accounting. These estimates and judgments have a significant effect on the amounts reported in our financial statements. Certain critical accounting policies affect our more significant judgments and estimates, and these policies are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2006. Actual amounts and results may differ materially from our estimates.
There might be delays or cancellation of projects included in our backlog.
     As of June 30, 2007, our backlog of construction contracts amounted to approximately $546.0 million. The dollar amount of our backlog does not necessarily indicate future revenues or earnings related to the performance of that work. Although the backlog represents only business that we consider to be firm, cancellations, delays or scope adjustments have occurred in the past and are likely to occur in the future. Due to factors outside our control, such as changes in project scope and schedule, we cannot predict with certainty when or if projects included in our backlog will be performed.
We have incurred losses in past years and may incur additional losses in the future which could adversely affect our operations.
     In past years we have incurred losses from operations. We incurred operating losses in 2003 and 2002. We may have operating losses in the future if we cannot obtain sufficient work and complete projects within our cost estimates. Operating losses could have significant adverse effects on our future operations, including limiting our ability to adjust to changing market conditions, reducing our ability to withstand competitive pressures and impairing our ability to obtain financing to provide for future working capital needs and capital expenditures.
We may experience equipment or mechanical failures, which could increase costs, reduce revenues and result in penalties for failure to meet project completion requirements.
     The successful execution of contracts requires a high degree of reliability of our vessels, barges and equipment. The average age of our fleet is thirty-one years. Breakdowns not only add to the costs of executing a project, but they can also delay the completion of subsequent contracts, which are scheduled to utilize the same assets. We operate a scheduled maintenance program in order to keep all assets in good working order, but despite this breakdowns can occur.
Our operations could suffer with the loss of one of our senior officers or other key personnel.
     Our success depends heavily on continued services of our senior management and key employees. Our officers and key personnel have extensive experience in our industry, so if we were to lose any of our key employees or executive officers, our operations could suffer.
Compliance with environmental and other governmental regulations could be costly and could negatively impact our operations.
     Our vessels and operations are subject to and affected by various types of governmental regulation, including many international, federal, state and local environmental protection laws and regulations. These laws and regulations are becoming increasingly complex and stringent, and compliance may become increasingly difficult and expensive. We may be subject to significant fines and penalties for non-compliance, and some environmental laws impose joint and several “strict liability” for cleaning up spills and releases of oil and hazardous substances, regardless of whether we were negligent or at fault. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for our acts that complied with all applicable laws at the time we performed the acts.

     Adoption of laws or regulations that have the effect of curtailing exploration for and production of oil and natural gas in our areas of operation could adversely affect our operations by reducing demand for our services. In addition, new laws or regulations, or changes to existing laws or regulations, may increase our costs or otherwise adversely affect our operations.
Our principal shareholder is able to exercise substantial influence.
     As of October 29, 2007, our founder Mr. Doré beneficially owned approximately 12% of our outstanding common stock. As a result, Mr. Doré is able to exercise substantial influence on the outcome of matters requiring a shareholder vote, including the election of directors. This influence may have the effect of delaying, deferring, or preventing a change in control of our company.
We operate in countries where corrupt behavior has been known to exist that could impair our ability to do business in the future or result in significant fines or penalties.
     We and our affiliates operate in countries known to have a high risk of governmental corruption and bribery. While we and our subsidiaries are committed to conducting business in a legal and ethical manner, operating in such high risk jurisdictions presents a risk for potential violations of either the U.S. Foreign Corrupt Practices Act (“FCPA”) or other applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign government officials to obtain or retain business. Some of the internal control deficiencies identified by our management in connection with its annual review relate to our operations in West Africa and other foreign jurisdictions, which makes it more likely that violations could have occurred.
     In June 2007, we announced that we were conducting an internal investigation of our West Africa operations to determine the legality, under the FCPA and local anti-bribery laws, of certain reimbursements of expenses and payment of fees by one of our subsidiaries to a customs agent in connection with shipments of materials and the issuance of permits for the temporary importation of our vessels into West African waters. After management brought its concerns about these payments to our Audit Committee, the committee began its internal investigation into these and other payments.
     After beginning the internal investigation, we voluntarily contacted the SEC and the U.S. Department of Justice (“DOJ”) to advise them of the independent investigation and of our intent to cooperate fully with both agencies. Because our internal investigation is in the early stages, no conclusion can be drawn at this time as to whether either agency will open a formal investigation or, if an investigation is opened, what potential remedies these agencies may seek. In addition, we cannot determine at this time what effect our investigation or implementation of any necessary corrective measures will have on our ability to do business in West Africa.
     The DOJ, the SEC and other agencies and authorities have a broad range of civil and criminal sanctions they can seek against corporations and individuals including, but not limited to: injunctive relief, disgorgement, fines, penalties, denial of government contracts, denial of export licenses, modifications to business practices and compliance programs and, in the case of willful violations, imprisonment. In the past, these agencies have entered into settlement agreements with and obtained a range of sanctions, including multi-million dollar fines, against public corporations and individuals arising from allegations of improper payments and deficiencies in books and records and internal controls. A determination by one of these agencies that we have violated the anti-bribery laws could result in monetary penalties, costs associated with additional investigations, as well as damage to our reputation and our ability to do business in West Africa.
We limit foreign ownership of our company, which could reduce the price of our common stock.
     Our amended and restated articles of incorporation limit the percentage of outstanding common stock and other classes of voting securities that non-United States citizens can own. Applying the statutory requirements applicable today, our amended and restated articles of incorporation provide that no more than 25% of our outstanding common stock may be owned by non-United States citizens. These restrictions may at times preclude United States citizens from transferring their common stock to non-United States citizens. These restrictions may also limit the available market for resale of shares of common stock and for the issuance of shares by us and could adversely affect the price of our common stock.

Our revenues are subject to a significant number of tax regimes, and changes in the tax legislation or the rules implementing tax legislation or the regulator enforcing those rules or legislation in any one of these countries could negatively and adversely affect our results of operations.
     We operate in many countries and are therefore subject to the jurisdiction of numerous tax authorities, as well as cross-border treaties between governments. Our operations in these countries are taxed on different bases, including net income, net income deemed earned, and revenue based withholding. We determine our tax provision based on our interpretation of enacted local tax laws and existing practices, and we use assumptions regarding the tax deductibility of items and recognition of revenue. Changes in these assumptions could impact the amount of income taxes that we provide for any given year and could adversely affect our results of operations.
Our internal controls may not be sufficient to achieve all stated goals and objectives; existing deficiencies may not be adequately remediated.
     Our internal controls and procedures were developed through a process in which our management applied its judgment in assessing the costs and benefits of such controls and procedures, which, by their nature, can provide only reasonable assurance regarding the control objectives. The design of any system of internal controls and procedures is based in part upon various assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. Section 404 of the Sarbanes-Oxley Act requires that management document and test the internal controls over financial reporting and to assert annually in our Annual Report on Form 10-K whether the internal controls over financial reporting at year end are effective. We have not identified any material weaknesses in our internal controls as defined by the Public Company Accounting Oversight Board. During the course of documenting and testing our internal controls to ensure compliance with Section 404 of the Sarbanes-Oxley Act, we identified certain internal control issues and significant deficiencies which management believes should be improved and corrected. In addition to creating risks that information required to be reported in our SEC filings is not timely recorded, processed and reported, these deficiencies increase the likelihood of misstatements in our financial statements or violations of law. Management has a remediation plan for these issues and is working to complete its remediation. There can be no assurance, however, that all of the identified issues and significant deficiencies will be resolved. Any failure to remediate the deficiencies noted in connection with our audits or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act in the future. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could result in lower trading prices of our stock.
Provisions in our corporate documents and Louisiana law could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders.
     The existence of some provisions in our corporate documents could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders. Our amended and restated articles of incorporation and by-laws contain provisions that may make acquiring control of our company difficult, including provisions relating to the nomination and removal of our directors, provisions regulating the ability of our shareholders to bring matters for action at annual meetings of our shareholders, and the authorization given to our board of directors to issue and set the terms of preferred stock. Louisiana law also effectively limits the ability of a potential acquirer to obtain a written consent of our shareholders.
Risks Relating to the Debentures and Our Common Stock
Our debt agreements contain covenant restrictions that may limit our ability to operate our business.
     The agreement governing our credit facility contains, and any of our other future debt agreements may contain, covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:
•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	redeem capital stock or make other restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.
     Our credit facility also requires us to maintain specific earnings to fixed expenses and debt to earnings ratios and to meet minimum net worth requirements. In addition, our credit facility contains additional affirmative and negative covenants that are more restrictive than those contained in the indenture governing the Debentures. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.
     As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the Debentures and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.
The Debentures are unsecured and effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.
     The Debentures are our general, unsecured obligations and rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. As a result, the Debentures are effectively subordinated to existing and future secured indebtedness we may have to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. The Debentures do not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness, in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment.
     The Debentures were issued by Global Industries, Ltd. and are structurally subordinated to the existing and future claims of our subsidiaries’ creditors. Holders of the Debentures are not creditors of our subsidiaries. Any claims of holders of the Debentures to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries’ creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over the holders of the Debentures.
The terms of the Debentures do not contain restrictive covenants and provide only limited protection in the event of a change of control.
     The indenture under which the Debentures were issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the Debentures upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change Put.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a Debenture is converted in connection with such a transaction as set forth under “Description of the Debentures — Conversion Procedures — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”
     Accordingly, subject to restrictions contained in our other debt agreements, we can enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Debentures and common stock but would not constitute a fundamental change under the Debentures.
We may be unable to repurchase your Debentures for cash when required, including following a fundamental change, or pay cash upon conversion of your Debentures.
     You have the right to require us to repurchase the Debentures on specified dates or upon the occurrence of a fundamental change prior to maturity as described under “Description of the Debentures — Repurchase at the Option of the Holder — Optional Put” and “— Fundamental Change Put.” In addition, unless we elect to satisfy our conversion obligation entirely in shares of our common stock, upon your conversion of the Debentures, you will have the right to receive a cash payment. We may not have sufficient funds to make the required repurchase in cash or cash payments at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Debentures in cash or to pay cash upon conversion of the Debentures may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our credit facility, restricting our ability to purchase the Debentures for cash or pay cash upon conversion of your Debentures. Any of our future debt agreements may contain similar restrictions. If we fail to repurchase the Debentures in cash or pay cash upon conversion of your Debentures as required by the indenture, it would constitute an event of default under the indenture governing the Debentures, which, in turn, would constitute an event of default under our senior credit facility.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Debentures.
     Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the Debentures. However, the fundamental change provisions will not afford protection to holders of the Debentures in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the Debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Debentures.
Provisions of the Debentures could discourage an acquisition of us by a third party.
     Certain provisions of the Debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, you will have the right, at your option, to require us to repurchase all of your Debentures or any portion of the principal amount of such Debentures. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.
The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your Debentures as a result of such fundamental change.
     If certain types of fundamental changes occur on or prior to the date when the Debentures may be redeemed, we may adjust the conversion rate of the Debentures to increase the number of shares issuable upon conversion. The number of additional shares to be added to the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of the Debentures — Conversion Procedures — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Although this adjustment is designed to compensate you for the lost option value of your Debentures as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $26.78 or more than $130.00 (subject to adjustment), there will be no such adjustment.
There is no public market for the Debentures, and we cannot assure you that an active trading market will develop for the Debentures. The failure of a market to develop for the Debentures could adversely affect the liquidity and value of your Debentures.
     There is no established trading market for the Debentures, and we cannot assure you that an active trading market will develop for the Debentures. Although the Debentures were listed for trading in The PORTAL Market prior to registration, the Debentures sold pursuant to this prospectus are not eligible for trading on The PORTAL Market, and we do not intend to apply for listing of the Debentures on any securities exchange or for quotation of the Debentures on any automated dealer quotation system. The lack of an active trading market could adversely affect your ability to sell the Debentures and the price at which you may be able to sell the Debentures.
     The liquidity of the trading market, if any, and future trading prices of the Debentures will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Debentures will be subject to disruptions which may have a negative effect on the holders of the Debentures, regardless of our operating results, financial performance or prospects.
The conditional conversion feature of the Debentures could result in your receiving less than the value of the common stock into which a Debenture is convertible.
     The Debentures are convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your Debentures, and you may not be able to receive the value of the common stock into which the Debentures would otherwise be convertible.
The price of our common stock, and therefore of the Debentures, may fluctuate significantly, and this may make it difficult for you to resell the Debentures or the shares of common stock issuable upon conversion of the Debentures when you want or at prices you find attractive.
     The price of our common stock on The Nasdaq Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Debentures are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Debentures.
     Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:
•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy and the financial markets; and

•	departures of key personnel.
     Our stock price may also fluctuate as a result of the items listed in “Forward-Looking Statements” or the matters discussed in “Risk Factors.” In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.
Future sales of our common stock in the public market could adversely affect the trading price of our common stock and the value of the Debentures and our ability to raise funds in new stock offerings.
     Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of October 29, 2007, our founder Mr. Doré beneficially owned approximately 12% of our outstanding common stock. Mr. Doré has the right to request that we register his shares for public offering and to include his shares in certain registration statements that we file to register the sale of our securities. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the trading price of our common stock or the value of the Debentures.
Unless we elect to satisfy our conversion obligation entirely in shares of our common stock, upon conversion of the Debentures, we will pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of Debentures converted and shares of our common stock with respect to the conversion value in excess thereof. Therefore, holders of the Debentures may receive no shares of our common stock or a limited number of shares.
     Unless we elect to satisfy our conversion obligation entirely in shares of our common stock, upon conversion, we will pay cash in lieu of issuing shares of our common stock with respect to an amount equal to the principal amount of Debentures converted and shares of our common stock with respect to the conversion value in excess thereof, based on a daily conversion value (as defined herein) calculated based on a proportionate basis for each day of the 20 trading day conversion period. See “Description of the Debentures — Conversion Procedures — Settlement Upon Conversion.” Accordingly, upon conversion of Debentures, holders may not receive any shares of our common stock. Further, our liquidity may be reduced upon conversion of the Debentures. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period (as defined under “Description of the Debentures — Conversion Procedures — Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.
The conversion rate of the Debentures may not be adjusted for all dilutive events, and that may adversely affect the trading price of the Debentures.
     The conversion rate of the Debentures is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Debentures — Conversion Procedures — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events that may adversely affect the trading price of the Debentures or the shares of common stock issuable upon conversion of the Debentures.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
     Our amended and restated articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and relative participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events, or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.
You may be deemed to have received a taxable dividend as a result of adjustments (or failure to make adjustments) to the conversion rate of our Debentures without the receipt of any cash.
     If we make certain adjustments (or fail to make adjustments) to the conversion rate of our Debentures, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. It is possible that the U.S. federal tax on this dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. See “Certain United States Federal Income Tax Considerations.”

FORWARD-LOOKING STATEMENTS
     This prospectus and the documents we incorporate by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include statements regarding our plans, beliefs or current expectations, including the plans, beliefs and expectations of our officers and directors.
     Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results for a number of reasons, including:
•	fluctuations in the prices or demand for oil and gas;

•	the level of offshore drilling activity;

•	operating hazards;

•	industry conditions;

•	foreign exchange and currency fluctuations;

•	changes in laws and regulations;

•	acquisitions or divestitures;

•	environmental matters;

•	the availability of capital resources;

•	the level of capital expenditures in the oil and gas industry;

•	risks inherent in doing business abroad;

•	dependence on significant customers;

•	ability to attract and retain skilled workers;

•	the effects of resolving claims and variation orders; and

•	delays or cancellation of projects included in backlog.
     You can generally identify forward-looking statements by such terminology as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “will be,” “will continue” or similar phrases or expressions. We caution you that such statements are only predictions and not guarantees of future performance or events. Actual results may vary materially from anticipated results for a number of reasons, including those stated in “Risk Factors” and in reports that we file with the SEC, which are incorporated by reference in this prospectus.
     The information contained in this prospectus, and the documents incorporated by reference into this prospectus, particularly the discussion under “Risk Factors,” identify additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.
     All forward-looking statements attributable to our company are expressly qualified in their entirety by the cautionary statements above. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, you are cautioned that the forward-looking events discussed in this prospectus, and the documents incorporated by reference into this prospectus, might not occur.

USE OF PROCEEDS
     The selling security holders will receive all of the proceeds from the sale under this prospectus of the Debentures and shares of our common stock issuable upon conversion of the Debentures. We will not receive any proceeds from these sales.
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
     Our common stock is traded on The Nasdaq Global Select Market under the symbol “GLBL.” At October 29, 2007, the number of holders of record of our common stock without determination of the number of individual participants in security positions was 843 with 114,954,953 shares outstanding. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock.

	Common Stock Price
	Low	High
Year ended 2005:
First quarter	$7.37	$10.29
Second quarter	8.16	10.95
Third quarter	8.69	14.79
Fourth quarter	11.17	14.90

Year ended 2006:
First quarter	$12.05	$14.55
Second quarter	14.14	19.81
Third quarter	14.78	18.65
Fourth quarter	12.96	16.94

Year ended 2007:
First quarter	$12.47	$18.29
Second quarter	19.00	26.82
Third quarter	20.46	28.88
Fourth quarter (through October 29, 2007)	23.61	27.74
     On October 29, 2007, the closing sale price of our common stock, as reported by The Nasdaq Global Select Market, was $24.50 per share. We encourage you to obtain current market price quotations for our common stock.
     We have never paid cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, for the future operation and growth of our business. Our credit facility and other financing arrangements restrict the payment of cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES
     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest), and fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense related to indebtedness, and the portion of rental expenses deemed to be representative of the interest factor attributable to leases for rental property. The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

						Six Months
	Year Ended December 31,					Ended
	2002	2003	2004	2005	2006	June 30, 2007
Ratio of earnings to fixed charges	(1)	(1)	2.2x	5.6x	12.0x	10.9x

(1)	Earnings were inadequate to cover fixed charges by $44.4 million and $72.3 million for 2002 and 2003, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Revolving Credit Facility
     We maintain a secured credit facility that was amended on October 18, 2007, which provides a revolving loan facility of $150.0 million with optional provisions for expansion to $250.0 million. This credit facility matures on October 18, 2012. The entire facility is available for the issuance of letters of credit. The credit facility permits borrowings based on a floating spread over a prime rate or the London Interbank Offered Rate (“LIBOR”). The spreads range from 0% to 0.75% and 0.75% to 1.75% for prime rate and LIBOR-based borrowings, respectively, based upon certain of our financial ratios. Common stock of our subsidiaries, certain real estate, and the majority of our major construction vessels collateralize the loans under this credit facility. The credit facility is subject to certain covenants, including a requirement to maintain a minimum level of net worth and compliance with fixed charge coverage and leverage ratios. Additionally, the credit facility prohibits us from paying cash dividends.
     At June 30, 2007, we were in compliance with all covenants associated with our credit facility. As of June 30, 2007, we had no borrowings outstanding under the credit facility, $110.6 million of letters of credit outstanding, and $19.4 million of credit availability under our revolving credit facility.
Title XI Bonds
     As of June 30, 2007, we had $71.3 million outstanding under the Title XI Bonds. Our outstanding Title XI bonds mature in 2025. The bonds carry an interest rate of 7.71% per annum and require aggregate semi-annual payments of $2.0 million, plus interest. The agreement pursuant to which the Title XI bonds were issued contains certain covenants, including the maintenance of minimum working capital and net worth requirements. If these requirements are not met, then additional covenants will restrict our operations and our ability to pay cash dividends. At June 30, 2007, we were in compliance with these covenants.
Other Indebtedness
     We also have a $16.0 million short-term credit facility at one of our foreign locations which is secured by a letter of credit. Additionally, in the normal course of business, we provide guarantees and performance, bid, and payment bonds pursuant to agreements or in connection with bidding to obtain such agreements to perform construction services. The aggregate of these guarantees (including letters of credit) was $111.1 million, which are due to expire between July 2007 and September 2009. The aggregate amount of the bonds, in particular surety bonds, was $73.5 million as of June 30, 2007. These bonds are due to expire between July 2007 and September 2008.
     For information concerning our long-term lease obligations, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Indebtedness and Obligations” in our Annual Report on Form 10-K for the year ended December 31, 2006.

SELLING SECURITY HOLDERS
     On July 27, 2007, we issued and sold a total of $325,000,000 aggregate principal amount of the Debentures in a private placement to Lehman Brothers Inc., Calyon Securities (USA) Inc., Natexis Bleichroeder Inc. and Fortis Securities LLC. These initial purchasers have advised us that they resold the Debentures in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell, pursuant to this prospectus, any and all of the Debentures and the shares of common stock issuable upon conversion of the Debentures.
     The Debentures and the shares of common stock issuable upon conversion of the Debentures are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the Debentures and the shares of common stock issuable upon conversion of the Debentures and, subject to certain exceptions, to keep that registration statement effective until the date there are no longer any registrable securities. See “Description of the Debentures — Registration Rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
     The selling security holders named below have advised us that they currently intend to sell the Debentures and the shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell Debentures and the shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
     Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of Debentures and shares of common stock beneficially owned by the selling security holder and the amount of Debentures and shares of common stock to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus.
     The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

	Principal
	Amount of
	Debentures		Number of Shares of Common Stock
	Beneficially	Percentage of			Held After
	Owned and	Debentures			Completion of
	Offered Hereby	Beneficially	Beneficially	Offered	the
	($)(1)	Owned (%)	Owned(1)(2)	Hereby(1)(2)	Offering(1)(2)
Allstate Insurance Company ‡(3)	$1,000,000	*	37,341	37,341	—
Arkansas PERS (4)	1,200,000	*	44,809	44,809	—
Boilermakers Blacksmith Pension Trust (4)	1,320,000	*	49,290	49,290	—
Castlerigg Master Investments Ltd. (5)	2,000,000	*	74,682	74,682	—
Citigroup Global Markets Inc. †#	3,000,000	*	112,024	112,024	—
CNH CA Master Account, L.P. (6)	5,000,000	1.54%	186,706	186,706	—
Columbia Convertible Securities Fund (7)	5,000,000	1.54%	186,706	186,706	—
CQS Convertible and Quantitative Strategies Master Fund Limited (8)	7,500,000	2.31%	280,059	280,059	—
Credit Suisse Securities (USA) LLC †#	4,000,000	1.23%	149,365	149,365	—
DBAG London ‡#	9,830,000	3.02%	367,064	367,064	—
DKR SandShore Oasis Holding Fund Ltd. (9)	17,500,000	5.38%	653,471	653,471	—
FPL Group Employees Pension Plan (4)	645,000	*	24,085	24,085	—
Froley Revy Alternative Strategies (4)	525,000	*	19,604	19,604	—
HFR CA Select Master Trust Fund (10)	900,000	*	33,607	33,607	—
Institutional Benchmarks Series (Master Feeder) Ltd. (10)	1,100,000	*	41,075	41,075	—
JMG Capital Partners, L.P. (11)	4,655,000	1.43%	173,823	173,823	—
JMG Triton Offshore Fund, Ltd. (12)	2,345,000	*	87,565	87,565	—
Lehman Brothers Inc. †#	32,000,000	9.85%	1,194,918	1,194,918	—
Morley AISF Convertible Bond Arbitrage Fund (13)	2,000,000	*	74,682	74,682	—
Putnam Convertible Income — Growth Trust ‡(14)	6,000,000	1.85%	224,047	224,047	—
RCG Latitude Master Fund, Ltd. ‡(15)	4,500,000	1.38%	168,035	168,035	—
RCG PB, Ltd. ‡(15)	2,620,000	*	97,834	97,834	—

	Principal
	Amount of
	Debentures		Number of Shares of Common Stock
	Beneficially	Percentage of			Held After
	Owned and	Debentures			Completion of
	Offered Hereby	Beneficially	Beneficially	Offered	the
	($)(1)	Owned (%)	Owned(1)(2)	Hereby(1)(2)	Offering(1)(2)
S.A.C. Arbitrage Fund, LLC (16)	5,000,000	1.54%	186,706	186,706	—
San Diego County Employees’ Retirement Association (10)	2,100,000	*	78,417	78,417	—
SuttonBrook Capital Portfolio LP (17)	8,000,000	2.46%	298,730	298,730	—
Vicis Capital Master Fund (18)	9,000,000	2.77%	336,071	336,071	—
Wells Fargo & Company #	5,000,000	1.54%	186,706	186,706	—
Xavex Convertible Arbitrage 5 ‡(15)	380,000	*	14,190	14,190	—
Zazove Convertible Arbitrage Fund, L.P. (19)	4,800,000	1.48%	179,238	179,238	—
Zazove Hedged Convertible Fund, L.P. (19)	3,100,000	*	115,758	115,758	—

	$152,020,000	46.78%	5,676,608	5,676,608	—
Any other holder of Debentures or future transferee, pledgee, donee, or successor of any holder (20)(21)	172,980,000	53.22%	6,459,282	6,459,282	—

Total	$325,000,000	100.00%	12,135,890	12,135,890	—

*	Less than 1%.

†	The selling security holder is a broker-dealer.

‡	The selling security holder is an affiliate of a broker-dealer.

#	The selling security holder has advised us that it is required to file, or is a wholly-owned subsidiary of a company that is required to file, periodic and other reports with the SEC.

(1)	Because a selling security holder may sell all or a portion of the Debentures and shares of common stock issuable upon conversion of the Debentures pursuant to this prospectus, an estimate cannot be given as to the number or percentage of Debentures and shares of common stock that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully convert the Debentures for cash and shares of common stock and that the selling security holders will sell all the shares of common stock that they received pursuant to such conversion.

(2)	Includes the shares of common stock issuable upon conversion of the Debentures. The number of shares of our common stock issuable upon conversion of the Debentures is calculated assuming that the conversion of the full amount of the Debentures held by such holder is effected at the maximum rate provided for upon conversion of the Debentures, which is 37.3412 shares of our common stock per $1,000 principal amount of Debentures, and that we have made an election to fully satisfy our obligation to settle conversions of Debentures in shares of our common stock. See “Description of the Debentures — Conversion Procedures — Settlement Upon Conversion.” This conversion rate is subject to adjustment as described under “Description of the Debentures — Conversion Procedures — Conversion Rate Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. We will not issue fractional shares of our common stock upon conversion of the Debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the final trading day of the conversion period.

(3)	The Allstate Corporation, which is a NYSE listed company, is the parent company of Allstate Insurance Company (“AIC”) and has voting and investment control over the securities beneficially owned by AIC.

(4)	The selling security holder has advised us that Ann Houlihan, on behalf of Froley, Revy Investment Co., Inc., holds the voting and dispositive power with respect to the registrable securities held by this selling security holder.

(5)	The selling security holder has advised us that Thomas E. Sandell has voting and dispositive power with respect to the registrable securities held by this selling security holder.

(6)	The selling security holder has advised us that CNH Partners, LLC is investment advisor of the selling security holder and has sole voting and dispositive power over the registrable securities. Investment principals for the investment advisor are Messrs. Robert Krail, Mark Mitchell and Todd Pulvino.

(7)	The selling security holder has advised us that Yanfang (Emma) Yan has investment control over the registrable securities owned by the selling security holder.

(8)	The selling security holder has advised us that Karla Bodden, Jane Fleming, Dennis Hunter, Alan Smith and Jonathan Crowther have voting and dispositive power with respect to the registrable securities owned by the selling security holder.

(9)	The selling security holder has advised us that the investment manager of the selling security holder is DKR Oasis Management Company LP (“Oasis Management”). Oasis Management has the authority to do any and all acts on behalf of the selling security holder, including voting any shares held by the selling security holder. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of Oasis Management. Mr. Fischer has ultimate responsibility for investments with respect to the selling security holder. Mr. Fischer disclaims beneficial ownership of the registrable securities held by the selling security holder.

(10)	The selling security holder has advised us that Zazove Associates, LLC is the registered investment advisor with discretionary authority over the registrable securities held by the selling security holder. Gene Pretti holds the voting and dispositive power with respect to the registrable securities held by this selling security holder.

(11)	The selling security holder has advised us that JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. JMG Capital Management, LLC, a Delaware limited liability company (“JMG Management”), is the general partner of JMG Partners. JMG Management is JMG Partners’ investment advisor and has voting and dispositive power over JMG Partners’ investments, including the registrable securities. The equity interests of JMG Management are owned by JMG Capital Management, Inc., a California corporation (“JMG Capital”), and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(12)	The selling security holder has advised us that JMG Triton Offshore Fund, Ltd. (the “Triton Fund”) is an international business company organized under the laws of the British Virgin Islands. The Triton Fund’s investment manager is Pacific Assets

Management LLC, a Delaware limited liability company (“Pacific Management”) that has voting and dispositive power over the Triton Fund’s investments, including the registrable securities. The equity interests of Pacific Management are owned by Pacific Capital Management, Inc., a California corporation (“Pacific Capital”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Capital are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Triton Fund’s portfolio holdings.

(13)	The selling security holder has advised us that David Clott is the portfolio manager of the selling security holder and holds the voting and dispositive power with respect to the registrable securities held by this selling security holder.

(14)	The selling security holder has advised us that it is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, LP, a registered broker-dealer. The selling security holder is managed by Putnam Investment Management, LLC, which, through a series of holding companies, is indirectly owned by Great-West Lifeco Inc., a publicly held company.

(15)	The selling security holder has advised us that Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment advisor of Xavex Convertible Arbitrage 5 (“Xavex”), RCG Latitude Master Fund, Ltd. (“Latitude”) and RCG PB Ltd. (“RCG PB”) and, therefore, has voting control and investment discretion over securities held by Xavex, Latitude and RCG PB. Ramius Capital disclaims beneficial ownership of the registrable securities held by Xavex, Latitude and RCG PB. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any registrable securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of the registrable securities held by Xavex, Latitude and RCG PB. The selling security holder has advised us that Ramius Capital is an affiliate of Ramius Capital Group, L.L.C., which is a NASD member. Ramius Capital Group, L.L.C. will not sell any registrable securities purchased in this offering by Xavex, Latitude or RCG PB and will receive no compensation whatsoever in connection with sales of registrable securities purchased in this offering.

(16)	The selling security holder has advised us that, pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”), share all investment and voting power with respect to registrable securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the registrable securities held by the selling security holder.

(17)	The selling security holder has advised us that SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP. Messrs. John London and Steven M. Weinstein are the natural persons with control and voting power over SuttonBrook Capital Management LP.

(18)	The selling security holder has advised us that Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. Messrs. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC equally. Messrs. Stastney, Succo and Lucas disclaim beneficial ownership of the registrable securities held by the selling security holder.

(19)	The selling security holder has advised us that Zazove Associates, LLC is the general partner of Zazove Hedged Convertible Fund, L.P. and of Zazove Convertible Arbitrage Fund, L.P. Gene Pretti holds the voting and dispositive power with respect to the registrable securities held by this selling security holder.

(20)	Additional selling security holders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling security holders will not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. We will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

(21)	The maximum principal amount of Debentures that may be sold under this prospectus will not exceed $325,000,000.
     Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its Debentures or underlying shares of common stock issuable upon conversion of the Debentures in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation. To the extent that we determine that such entities did not acquire their Debentures in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.
     Information concerning other selling security holders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the security holders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the Debentures are convertible may increase or decrease.

DESCRIPTION OF THE DEBENTURES
     The Debentures were issued under an indenture dated as of July 27, 2007, among Global Industries, Ltd., as issuer, and Wells Fargo Bank, National Association, as trustee. The terms of the Debentures include those provided in the indenture and those provided in the registration rights agreement dated as of July 27, 2007, among us and the initial purchasers.
     The following description is only a summary of the material provisions of the Debentures, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the Debentures. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”
     When we refer to “Global Industries, Ltd.,” “Global Industries,” “we,” “our” or “us” in this section, we refer only to Global Industries, Ltd. and not its subsidiaries.
Brief Description of the Debentures
     The Debentures:
•	are initially limited to $325 million aggregate principal amount, subject to our ability to issue additional Debentures as described below;

•	bear interest from July 27, 2007 at a rate of 2.75% per year, payable semi-annually in arrears, on February 1 and August 1 of each year, commencing on February 1, 2008;

•	are general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	are convertible by you at any time on or prior to the business day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” into cash and, if applicable, shares of our common stock (or, if we so elect, solely into common stock) initially based on a conversion rate of 28.1821 shares of our common stock per $1,000 principal amount of Debentures, which represents an initial conversion price of approximately $35.48 per share. In the event of certain types of fundamental changes, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described herein;

•	are subject to redemption for cash by us at any time on or after August 1, 2014, in whole or in part, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date;

•	are subject to repurchase by us, at your option, on August 1, 2017 and August 1, 2022, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Optional Put”;

•	are subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Fundamental Change Put”; and

•	mature on August 1, 2027, unless earlier converted, redeemed by us at our option or repurchased by us at your option.
     Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Repurchase at Option of the Holder — Fundamental Change Put.”
     No sinking fund is provided for the Debentures, and the Debentures will not be subject to defeasance.
     The Debentures initially were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Debentures are shown on, and transfers of beneficial interests in the Debentures will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Debentures except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Debentures held in DTC, see “— Form, Denomination and Registration — Global Debentures; Book-Entry Form.”
     If certificated Debentures are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency maintained for that purpose, which will initially be the office or agency of the trustee.
Additional Debentures
     We may, without the consent of the holders of the Debentures, increase the principal amount of the Debentures by issuing additional Debentures in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Debentures; provided that such differences do not cause the additional Debentures to constitute a different class of securities than the Debentures for U.S. federal income tax purposes; and provided further that the additional Debentures have the same CUSIP number as the Debentures offered hereby. The Debentures offered by this prospectus and any additional Debentures would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional Debentures may be issued if any event of default has occurred and is continuing with respect to the Debentures.
Payment at Maturity
     On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Debentures, together with accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Debentures, principal, and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Debentures, principal and interest (including additional interest, if any) will be payable at our office or agency maintained for that purpose, which initially will be the office or agency of the trustee.
Interest
     The Debentures bear interest at a rate of 2.75% per year. Interest accrues from July 27, 2007, or from the most recent date to which interest has been paid or duly provided for. We will pay interest (including additional interest, if any) semi-annually, in arrears on February 1 and August 1 of each year, commencing on February 1, 2008, to holders of record at 5:00 p.m., New York City time, on the preceding January 15 and July 15, respectively. However, there are two exceptions to the preceding sentence:
•	we will not pay in cash accrued interest (excluding any additional interest) on any Debentures when they are converted, except as described under “— Conversion Rights;” and

•	we will pay accrued and unpaid interest (including additional interest, if any) to a person other than the holder of record on the record date on the maturity date; on the maturity date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.
     We will pay interest on:
•	global Debentures to DTC in immediately available funds;

•	any certificated Debentures having a principal amount of less than $2.0 million, by check mailed to the holders of those Debentures; provided that at maturity, interest will be payable as described under “— Payment at Maturity;” and

•	any certificated Debentures having a principal amount of $2.0 million or more, by wire transfer in immediately available funds at the election of the holders of these Debentures duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided that at maturity, interest will be payable as described under “— Payment at Maturity.”
     Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.
Conversion Rights
     Holders may convert their Debentures prior to the close of business on the business day preceding the maturity date based on an initial conversion rate of 28.1821 shares of common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $35.48 per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion, subject to our election to satisfy our conversion obligation entirely in shares of our common stock, we will satisfy our conversion obligation in cash up to the principal amount of the Debentures converted, with any remaining amount to be satisfied in shares of our common stock.
     At any time before August 1, 2025, we may irrevocably elect, in our sole discretion and without the consent of the holders of the Debentures, by notice to the trustee and the holders, to satisfy all of our conversion obligations arising after the time of such notice in shares of our common stock. Any such election will apply to all Debentures tendered for conversion following the date of such notice. Unless we have previously redeemed or purchased the Debentures, you will have the right to convert any portion of the principal amount of any Debentures that is an integral multiple of $1,000 on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:
     (1) prior to August 1, 2025, on any date during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;
     (2) at any time on or after August 1, 2025;
     (3) with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;
     (4) if we distribute to all or substantially all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten consecutive trading days preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions”;
     (5) if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions”;
     (6) during a specified period if a fundamental change occurs, as described in more detail below under “— Conversion Upon a Fundamental Change”; or
     (7) during the five consecutive business day period following any ten consecutive trading day period in which the trading price for $1,000 principal amount of the Debentures for each trading day in the ten trading day period was less than 98% of the closing sale price of our common stock multiplied by the conversion rate on each such trading day, as described in more detail below under “— Conversion Upon Satisfaction of Trading Price Condition;” (We refer to this condition as the “trading price condition.”)
     The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the closing sale price shall be the closing sale price provided by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.
     Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Debentures. Accrued and unpaid interest (excluding any additional interest), if any, to the conversion date is deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.
     If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including additional interest, if any) accrued and unpaid on your Debentures, notwithstanding your conversion of those Debentures prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Debentures for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Debentures being converted on the corresponding interest payment date. You are not required to make such payment:
•	if you convert your Debentures in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your Debentures in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional interest, if any), if overdue interest (or overdue additional interest) exists at the time of conversion with respect to your Debentures.
     Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the Debentures.
     Conversion Upon Specified Corporate Transactions
     You will have the right to convert your Debentures if we:
•	distribute to all or substantially all holders of our common stock rights or warrants (other than pursuant to a stockholder rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten consecutive trading days preceding the declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a stockholder rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.
     We will notify you at least ten business days prior to the ex-date for any of the foregoing distributions. Once we have given such notice, you may surrender your Debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-date or any announcement by us that such distribution will not take place. You may not convert any of your Debentures based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Debentures on a basis equivalent to a holder of a number of shares of our common stock equal to the principal amount of your Debentures divided by the current conversion price.
     Conversion Upon a Fundamental Change
     If a fundamental change (as defined under “— Repurchase at the Option of the Holder — Fundamental Change Put”) occurs, you will have the right to convert your Debentures at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change at least 10 days prior to such date. As described under “— Conversion Procedures — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” the conversion rate for the Debentures may be increased if the fundamental change is a non-stock change of control.
     If a fundamental change occurs, you will also have the right to require us to repurchase your Debentures. If you have submitted any or all of your Debentures for repurchase, unless you have withdrawn such Debentures in a timely fashion, your conversion rights on the Debentures so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If the Debentures submitted for repurchase are in global form, you must comply with applicable DTC withdrawal procedures.
     Conversion Upon Satisfaction of Trading Price Condition
     You may surrender your Debentures for conversion prior to maturity during the five business-day period following any ten consecutive trading-day period in which the “trading price” per $1,000 principal amount of Debentures, as determined following a request by a holder of Debentures in accordance with the procedures described below, for each trading day of such ten trading-day period was less than 98% of the closing sale price of our common stock multiplied by the conversion rate on such trading day.
     The “trading price” per $1,000 principal amount of the Debentures on any date of determination shall be calculated based on the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the Debentures from a nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price of the Debentures will be deemed to be less than 98% of the applicable conversion rate of the Debentures multiplied by the closing sale price of our common stock on such determination date.
     The trustee will determine the trading price of the Debentures upon our request. We will have no obligation to make that request unless a holder of Debentures requests that we do so and provides reasonable evidence that the trading price of the Debentures is below the required threshold. If a holder provides such request and evidence, we will instruct the trustee to determine the trading price of the Debentures for each trading day until the minimum trading price threshold is exceeded.
Conversion Procedures
     Procedures to be Followed by a Holder
     If you hold a beneficial interest in a global Debenture, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion procedures and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all transfer or similar taxes, if any.
     If you hold a certificated Debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the Debentures or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Debentures to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.
     The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.
     You will not be required to pay any transfer or similar taxes relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer or similar tax that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable transfer and similar taxes, if any, payable by you have been paid in full.
     Settlement Upon Conversion
     Net Share Settlement. Unless we elect to satisfy our conversion obligation entirely in shares of our common stock described below under “— Settlement in Shares,” upon conversion, we will deliver to holders in respect of each $1,000 principal amount of Debentures being converted a “conversion settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the twenty trading days during the conversion period.
     The “conversion period” means the 20 consecutive trading day period:
•	if we have called the Debentures delivered for conversion for redemption, beginning on the 22nd scheduled trading day immediately preceding the redemption date;

•	with respect to conversion notices received during the period beginning on the 24th scheduled trading day preceding the maturity date and ending on the first scheduled trading day preceding the maturity date, beginning on the 22nd scheduled trading day immediately preceding the maturity date;

•	with respect to conversions in connection with a fundamental change, beginning on the 22nd scheduled trading day immediately preceding the repurchase date relating to such fundamental change; and

•	in all other cases, beginning on the third trading day following our receipt of your conversion notice.
     The “daily settlement amount” for each $1,000 principal amount of Debentures, for each of the twenty trading days during the conversion period, shall consist of:
•	cash equal to the lesser of $50 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to: (1) the difference between the daily conversion value and $50, divided by (2) the volume weighted average price of our common stock for such day.
     The “daily conversion value” for any trading day equals 1/20th of:
•	the conversion rate in effect on that day, multiplied by

•	the volume weighted average price of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on that day.

     “Trading day” means a day during which (1) trading in our common stock generally occurs, (2) there is no market disruption event and (3) a closing sale price for our common stock is provided on The Nasdaq Global Select Market or, if our common stock is not quoted on The Nasdaq Global Select Market, on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.
     “Market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq Global Select Market or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
     “Volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page GLBL<equity> AQR (or an equivalent source) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day on a volume weighted basis as determined by a nationally recognized independent investment banking firm retained for this purpose by us.
     Settlement in cash and/or shares of our common stock will occur on the third trading day following the final trading day of the conversion period (as defined above).
     We will not issue fractional shares of our common stock upon conversion of the Debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the final trading day of the conversion period.
     Settlement in Shares. We may irrevocably make a one-time election to satisfy our conversion obligations entirely in shares of our common stock (plus cash in lieu of fractional shares) at any time before August 1, 2025 by notice to the trustee and the holders informing them of that election. Simultaneously with providing this notice, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or PR Newswire or another newswire service announcing such election or publish that information in the Wall Street Journal or another newspaper of general circulation in The City of New York or on our website. If we so elect, we will deliver to holders tendering their Debentures for conversion following such notice a number of shares of our common stock (the “settlement shares”) equal to (i) the aggregate principal amount of Debentures to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate on the conversion date (which may include increases to reflect any additional shares which holders may be entitled to receive as described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control’’).
     We will deliver the settlement shares to converting holders on the third business day immediately following the related conversion date for such Debentures, except that in respect of Debentures with a conversion date on or after the 24th scheduled trading day prior to the maturity date, we will deliver the settlement shares to converting holders on the maturity date.
     We will deliver cash in lieu of any fractional shares of our common stock deliverable in connection with delivery of the settlement shares based on the closing sale price of our common stock on the conversion date.
     We and the trustee may modify the indenture without the consent of the holders of the Debentures to eliminate our right to elect to satisfy our conversion obligations entirely in shares of our common stock as described above.
     Foreign Ownership Limitations
     We have limitations on the foreign ownership of our common stock. See “ — Description of Capital Stock — Anti-takeover provisions — Foreign Ownership Restrictions.” As a result, if shares of our common stock are issued upon conversion of your Debentures, you will be required to provide representations and other proof as to the identity of any person acquiring the shares of our common stock. Shares that are issued to holders that result in our foreign ownership limitations to be breached shall not be entitled to receive any dividends or distributions or have any right to vote on any matter submitted to our shareholders in respect of those shares.
     Conversion Rate Adjustments
     We will adjust the conversion rate for certain events, including:
     (1) issuances of our common stock as a dividend or distribution on our common stock;
     (2) subdivisions, combinations or reclassifications of our common stock;
     (3) distributions to all or substantially all holders of our common stock rights or warrants to purchase, for a period of 45 days or less, our common stock at less than the then-current market price, provided that the conversion rate will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;
     (4) distributions to all or substantially all holders of our common stock, shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:
•	the rights and warrants referred to in clause (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration for the Debentures in the manner set forth under “— Conversion After Reclassifications and Business Combinations” or “— Conversion After a Public Acquirer Change of Control”;

•	any dividends or distributions paid exclusively in cash; or

•	any dividends or distributions referred to in clause (1) above;
     (5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation), in which event the conversion rate will be adjusted by multiplying the conversion rate by, a fraction:
•	the numerator of which will be the current market price of our common stock; and

•	the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution; or
     (6) purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
     For purposes of clause (3) and (5) above, “current market price” means the average closing sale price of our common stock for the ten consecutive trading days immediately prior to the declaration date for the distribution in the case of clause (3), and the ex-date for the distribution in the case of clause (5).
     To the extent that any stockholder rights plan adopted by us is in effect upon conversion of the Debentures, you will receive, in addition to any common stock issuable upon conversion, the rights under the applicable rights agreement unless the rights have separated from our common stock at the time of conversion of the Debentures, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.
     We will not make any adjustment to the conversion rate if holders of the Debentures may participate in the transaction and receive the same consideration the holders of the Debentures would have received had they converted their Debentures solely into our common stock based on the applicable conversion rate immediately prior to such transaction (assuming the holders of Debentures received proportionately the same consideration received by all common stockholders in the aggregate).
     In cases where the fair market value of rights, warrants, capital stock, indebtedness, assets or cash applicable to one share of common stock, distributed to stockholders:
•	equals or exceeds the average closing price of the common stock over the ten consecutive trading day period ending on the applicable declaration date or ex-date for such distribution, or

•	such average closing price exceeds the fair market value of such rights, capital stock, indebtedness, assets or cash so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of a Debenture will be entitled to receive upon conversion, in addition to the cash and the shares of common stock, if any, the kind and amount of rights, warrants, capital stock, indebtedness, assets or cash comprising the distribution that such holder would have received if such holder had converted such Debentures solely into common stock at the conversion rate immediately prior to the record date for determining the stockholders entitled to receive the distribution.
     Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.
     In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to clause (4) above, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.
     If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income Tax Considerations.”
     We may from time to time, to the extent permitted by law and the rules of The Nasdaq Global Market, increase the conversion rate of the Debentures by any amount for any period of at least 20 business days. In that case, we will give at least 15 business days prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
     We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Debentures, (b) five business days prior to the maturity of the Debentures (whether at stated maturity or otherwise), (c) on the business day prior to any redemption date or repurchase date for the Debentures and (d) immediately prior to the occurrence of any fundamental change, unless such adjustment has already been made.
     If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information and make this information available on our website or through another public medium as we may use at that time.
     Adjustment to Conversion Rate Upon a Non-Stock Change of Control
     If and only to the extent you elect to convert your Debentures on or before August 1, 2014 in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “— Repurchase at the Option of the Holder — Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange (including The Nasdaq Global Select Market or The Nasdaq Global Market) which we refer to as a “non-stock change of control,” we will increase the conversion rate with respect to Debentures converted during a specified period as described below. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in the non-stock change of control transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any fundamental change at least ten days prior to such date, to the extent practicable.
     A conversion of the Debentures by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent on or subsequent to the effective date of the non-stock change of control, but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Repurchase at the Option of the Holder — Fundamental Change Put”).
     The number of additional shares in the table will be adjusted in the same manner as and as of any date on which the conversion rate of the Debentures is adjusted as described above under “— Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.
     The following table sets forth the number of additional shares by which the conversion rate shall be increased:

Effective Date	Stock Price

	$26.78	$30.00	$35.48	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00
July 27, 2007	9.1591	7.5439	5.6369	4.5696	3.0743	2.2125	1.6671	1.2966	1.0323	0.8355	0.6843	0.5654	0.4699
August 1, 2008	8.8706	7.2270	5.3103	4.2534	2.8016	1.9874	1.4832	1.1465	0.9088	0.7330	0.5991	0.4940	0.4097
August 1, 2009	8.5095	6.8345	4.9104	3.8696	2.4771	1.7238	1.2705	0.9751	0.7691	0.6192	0.5053	0.4161	0.3448
August 1, 2010	8.1189	6.3947	4.4514	3.4266	2.1045	1.4252	1.0336	0.7860	0.6180	0.4967	0.4047	0.3333	0.2760
August 1, 2011	7.6703	5.8713	3.8937	2.8880	1.6599	1.0781	0.7651	0.5768	0.4528	0.3642	0.2981	0.2463	0.2045
August 1, 2012	7.1389	5.2179	3.1789	2.2009	1.1153	0.6732	0.4641	0.3487	0.2752	0.2239	0.1850	0.1537	0.1286
August 1, 2013	6.5114	4.3505	2.1747	1.2519	0.4402	0.2220	0.1494	0.1150	0.0936	0.0775	0.0651	0.0549	0.0461
August 1, 2014	6.1592	3.3487	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:
•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $130.00 per share (subject to adjustment), no additional shares will be issued upon conversion;

•	less than $26.78 per share (subject to adjustment), no additional shares will be issued upon conversion.
     Notwithstanding the foregoing, in no event will the conversion rate exceed 37.3412 shares of our common stock per $1,000 principal amount of the Debentures, subject to adjustments in the same manner as the conversion rate.
     Additional shares deliverable as described in this section “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” or cash in lieu thereof, will be delivered on the settlement date applicable to the relevant conversion.

     Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.
     Conversion After Reclassification and Business Combinations
     If we:
•	reclassify or change our common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding Debenture will, without the consent of any holders of the Debentures, become convertible only into the consideration the holders of the Debentures would have received if they had converted their Debentures solely into our common stock based on the applicable conversion rate immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (assuming such holder of common stock received proportionately the same consideration received by all common stock holders in the aggregate), except in the limited case of a public acquirer change of control where we elect to have the Debentures convertible into public acquirer common stock as described below under “— Conversion After a Public Acquirer Change of Control” and except that the provisions above under “— Settlement Upon Conversion” shall continue to apply following any such transaction, with the daily conversion values based on the consideration received in such transaction. We may not become a party to any such transaction unless its terms are consistent with the foregoing.
     Conversion After a Public Acquirer Change of Control
     Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” above, elect to adjust our conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of certain conditions) into shares of public acquirer common stock (as defined below), and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:
•	the numerator of which will be (i) in the case of a consolidation or merger pursuant to which our common stock is converted solely into cash, the cash paid or payable per share of common stock or (ii) in any other case, the average of the closing sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the closing sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
     A “public acquirer change of control” means a non-stock change of control in which the acquirer has a class of common stock, depositary receipts or other certificates representing common equity interests traded on a U.S. national securities exchange (including The Nasdaq Global Select Market or The Nasdaq Global Market) or that will be so traded or quoted when issued or exchanged in connection with such non-stock change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have public acquirer common stock if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock, depositary receipts or other certificates representing common equity interests satisfying the foregoing requirement, provided that such corporation fully and unconditionally guarantees the Debentures, in which case all references to public acquirer common stock will refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

     Upon a public acquirer change of control, if we so elect, holders may convert their Debentures (subject to the satisfaction of the conditions to conversion described under “— Conversion Procedures — Procedures to be Followed by a Holder” above) for public acquirer common stock at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” We are required to notify holders of our election in our notice to holders of such transaction. Following any such election, the provisions set forth herein, including those set forth under “— Settlement Upon Conversion” shall continue to apply, except that reference to our common stock shall be deemed to refer to the public acquirer common stock. In addition, upon a public acquirer change of control, in lieu of converting the Debentures, the holder can, subject to certain conditions, require us to repurchase all or a portion of the Debentures owned by the holder as described below under “— Repurchase at the Option of the Holder — Fundamental Change Put.”
Optional Redemption
     At any time on or after August 1, 2014, we may redeem all or a part of the Debentures at a cash redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the redemption date to the holder of record on the record date.
     We will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date to all record holders of Debentures at their addresses set forth in the register of the registrar. This notice will state, among other things:
•	that you have a right to convert the Debentures called for redemption, and the conversion rate then in effect; and

•	the date on which your right to convert the Debentures called for redemption will expire.
     If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate (and in such manner as complies with applicable legal requirements). If any Debenture is to be redeemed in part only, we will issue a new Debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of your Debenture is selected for partial redemption and you convert a portion of your Debenture, the converted portion will be deemed to be taken from the portion selected for redemption.
     Additionally, we will not be required to:
•	issue, register the transfer of, or exchange any Debentures during the period of 15 days before the mailing of the notice of redemption, or

•	register the transfer of or exchange any Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Debentures being redeemed in part.
     We may not redeem the Debentures in part if we have failed to pay interest on the Debentures and such failure to pay is continuing.
Repurchase at the Option of the Holder
     Optional Put
     On August 1, 2017 and August 1, 2022, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

     The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
     We may be unable to repurchase your Debentures upon your exercise of your repurchase right. Our ability to repurchase Debentures in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.
     We will give notice at least 25 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that you must follow to require us to repurchase your Debentures.
     To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the applicable repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Debentures to be repurchased, if certificated Debentures have been issued). If you hold certified Debentures, the repurchase notice must state:
•	the Debentures certificate numbers; and

•	the portion of the principal amount of your Debentures to be repurchased, which must be in $1,000 multiples.
If you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures.
     You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice. If you hold a beneficial interest in global Debentures, your withdrawal notice must comply with appropriate DTC procedures. If you hold certificated Debentures, the withdrawal notice must state:
•	the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
     Payment of the repurchase price for Debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.
     If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:
•	those Debentures will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of those Debenture holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.

     In connection with any repurchase, we will, to the extent applicable:
•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.
     Fundamental Change Put
     If a fundamental change (as defined below) occurs at any time prior to the maturity of the Debentures, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
     The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
     We may be unable to repurchase your Debentures in cash upon a fundamental change. Our ability to repurchase the Debentures with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.
     A “fundamental change” will be deemed to have occurred when any of the following has occurred:
     (1) the consummation of any transaction (other than any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to be voted by the holder thereof in the election of our board of directors (or comparable body); or
     (2) the first day on which a majority of the members of our board of directors are not continuing directors; or
     (3) the adoption of a plan relating to our liquidation or dissolution;
     (4) the consolidation or merger of us with or into any other person (other than one of our subsidiaries), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), (other than one of our subsidiaries), other than:
     (a) any transaction pursuant to which the holders of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction collectively have the right to exercise, directly or indirectly, 50% or more of the total voting power of all             shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person (or any parent thereof) immediately after giving effect to such transaction; or
     (b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

     (5) the termination of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the Debentures are convertible is neither listed for trading on a United States national securities exchange (including The Nasdaq Global Select Market or The Nasdaq Global Market) or any similar United States system of automated dissemination of quotations of securities prices and no depositary receipts or other similar instruments representing common equity interests that are so listed or approved for listing in the United States.
     However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange or quoted on The Nasdaq Global Select Market or The Nasdaq Global Market and, as a result of the transaction or transactions, our conversion obligation and the conversion rate is adjusted as described under “— Conversion After a Reclassification and Business Combination.”
     “Continuing directors” means, as of any date of determination, any member of the board of directors of Global Industries who:
•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.
     The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Debentures to require us to repurchase the Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.
     On or before the fifth business day after the occurrence of a fundamental change, we will provide to all record holders of the Debentures on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Debentures.
     The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.
     To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Debentures to be repurchased, if certificated Debentures have been issued). If you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the repurchase notice must state:
•	the certificate numbers for the Debentures to be repurchased; and

•	the portion of the principal amount of the Debentures to be repurchased, which must be $1,000 or whole multiples thereof.
     You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice.

If you hold a beneficial interest in a global Debentures, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the withdrawal notice must state:
•	the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
     Payment of the repurchase price for Debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.
     If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:
•	those Debentures will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of those Debentures will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.
     In connection with any repurchase, we will, to the extent applicable:
•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.
     This fundamental change repurchase right could discourage a potential acquirer of Global Industries. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
     Our obligation to repurchase the Debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Debentures.
Consolidation, Merger and Sale of Assets by Global Industries
     The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:
•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the Debentures, the indenture and the registration rights agreement;
•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so required by the indenture.
     In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Global Industries is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Global Industries, and Global Industries shall be discharged from its obligations, under the Debentures, the indenture and the registration rights agreement.
     This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Global Industries “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the Debentures, or under the laws of Louisiana, Global Industries’ state of incorporation. Accordingly, the ability of a holder of the Debentures to require us to repurchase the Debentures as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Global Industries may be uncertain.
     An assumption by any person of Global Industries’ obligations under the Debentures and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Debentures for new Debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Events of Default; Notice and Waiver
     The following are events of default under the indenture:
•	we fail to pay any interest (including additional interest, if any) on the Debentures when due and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the Debentures when due at maturity, or we fail to pay the redemption price or repurchase price, in respect of any Debentures when due;

•	we fail to deliver cash and, if applicable, shares of our common stock (including any additional shares), upon the conversion of any Debentures and such failure continues for five days following the scheduled settlement date for such conversion;

•	we fail to provide notice of the effective date of a fundamental change on a timely basis as required in the indenture;

•	we fail to perform or observe any other term, covenant or agreement in the Debentures or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	a failure to pay principal when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of Global Industries or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) in excess of $50 million, unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding; or

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).
     We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Debentures notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Debentures of any default, except defaults in payment of principal, interest (including additional interest, if any) on the Debentures, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.
     If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Debentures and accrued and unpaid interest (including additional interest, if any) on the outstanding Debentures will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the principal amount of the Debentures and accrued and unpaid interest (including additional interest, if any) on the outstanding Debentures to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Debentures by appropriate judicial proceedings.
     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Debentures outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:
•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including additional interest, if any) on all Debentures; (2) the principal amount of any Debentures that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due solely by such declaration of acceleration, have been cured or waived.
     The holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.
     No holder of the Debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional interest, if any) on the Debentures, unless:
•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Debentures make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Debentures.

     Notwithstanding the foregoing, the indenture provides, if we so elect, that the sole remedy for an event of default relating to a failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (or of our covenant described below under “— Reports”), will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Debentures at an annual rate equal to 0.25% of the principal amount of the Debentures for the first 90 days after the occurrence of the event of default and 0.50% of the principal amount of the Debentures thereafter. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Debentures will be subject to acceleration as provided above. This additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “Registration Rights” and will be payable in the same manner as additional interest accruing as a result of a registration default. The additional interest will accrue on all outstanding Debentures from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the Debentures will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of Debentures in the event of the occurrence of any other event of default and will have no effect on the rights of holders of Debentures under the registration rights agreement.
Waiver
     The holders of a majority in aggregate principal amount of the Debentures outstanding may, on behalf of the holders of all the Debentures, waive any past default or event of default under the indenture and its consequences, except:
•	our failure to pay principal of or interest (including additional interest, if any) on any Debentures when due;

•	our failure to convert any Debentures into cash and, if applicable, shares of common stock as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture the amendment of which would require the consent of the holder of each outstanding Debentures affected.
Modification
     Changes Requiring Approval of Each Affected Holder
     The indenture (including the terms and conditions of the Debentures) may not be modified or amended without the written consent or the affirmative vote of the holder of each Debenture affected by such change to:
•	extend the maturity of any Debentures;

•	reduce the rate or extend the time for payment of interest (including additional interest, if any) on any Debentures;

•	reduce the principal amount of any Debentures;

•	reduce any amount payable upon redemption or repurchase of any Debentures;

•	impair the right of a holder to institute suit for payment of any Debentures;

•	change the currency in which any Debentures is payable;

•	change our obligation to redeem any Debentures called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to repurchase any Debentures at the option of the holder in a manner adverse to the holders;

•	change our obligation to repurchase any Debentures upon a fundamental change in a manner adverse to the holders;

•	except as provided in the indenture, affect the right of a holder to convert any Debentures into cash and, if applicable, shares of our common stock or reduce the number of shares of our common stock or any other property, including cash, receivable upon conversion pursuant to the terms of the indenture; or

•	reduce the percentage of the Debentures required for consent to any modification, or waiver of any provision, of the indenture that requires the consent of each affected holder.
     Changes Requiring Majority Approval
     The indenture (including the terms and conditions of the Debentures) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Debentures then outstanding.
     Changes Requiring No Approval
     The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debentures, to, among other things:
•	provide for conversion rights of holders of the Debentures and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the Debentures;

•	eliminate our right to elect to satisfy our conversion obligations entirely in shares of our common stock as described under “— Conversion Rights — Settlement Upon Conversion — Settlement in Shares”;

•	provide for the assumption of our obligations to the holders of the Debentures in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	add to our covenants for the benefit of the holders of the Debentures;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Debentures in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Debentures contained in the offering memorandum dated July 23, 2007, under which the Debentures were initially sold, will not be deemed to adversely affect the interests of the holders of the Debentures;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Debentures in any material respect;

•	increase the conversion rate;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	adding guarantees of obligations under the Debentures;

•	make any changes or modifications necessary in connection with the registration of the Debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Debentures in any material respect; and

•	provide for a successor trustee.
     Other
     The consent of the holders of Debentures is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.
     Debentures Held by Us Not Entitled to Consent
     Any Debentures held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Debentures have consented to a modification, amendment or waiver of the terms of the indenture.
Repurchase and Cancellation
     We may, to the extent permitted by law, repurchase any Debentures in the open market or by tender offer at any price or by private agreement. Any Debentures repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us.
Reports
     The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time of such documents are filed via EDGAR.
Information Concerning the Trustee and Common Stock Transfer Agent and Registrar
     We have appointed Wells Fargo Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, registrar and custodian for the Debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Debentures, the trustee must eliminate such conflict or resign.
     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.
Governing Law
     The Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Debentures
     Except as otherwise provided herein, we will be responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the Debentures and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Debentures. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Debentures upon the request of that holder.
Form, Denomination and Registration
     The Debentures were issued:
•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.
     Global Debentures; Book-Entry Form
     The Debentures are evidenced by one or more global Debentures. We deposited the global Debentures with the trustee as custodian for DTC and registered the global Debentures in the name of Cede & Co., as DTC’s nominee. Except as set forth below, a global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
     Beneficial interests in a global Debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Debentures to such persons may be limited.
     Beneficial interests in a global Debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Debentures, Cede & Co. for all purposes will be considered the sole holder of such global Debentures. Except as provided below, owners of beneficial interests in a global Debentures will:
•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Debentures.
     We will pay principal of, premium, if any, and interest (including additional interest, if any) on, and the redemption price and the repurchase price of, a global Debenture to Cede & Co., as the registered owner of the global Debenture, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:
•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     DTC has advised us that it will take any action permitted to be taken by a holder of the Debentures, including the presentation of the Debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Debentures are credited, and only in respect of the principal amount of the Debentures represented by the global Debentures as to which the participant or participants has or have given such direction.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Debentures or the indenture. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.
     Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Registration Rights
     In connection with the initial private placement of the Debentures, we entered into a resale registration rights agreement with the initial purchasers of the Debentures for the benefit of the holders of the Debentures. Pursuant to the registration rights agreement, we agreed, at our expense and for the benefit of the holders of the Debentures and the shares of common stock issuable upon conversion of the Debentures, to:
•	file with the SEC a shelf registration statement on such form as we deem appropriate covering resales by holders of the Debentures and the common stock issuable upon conversion of the Debentures; provided that we will file an automatic shelf registration statement if we qualify for its use;

•	use reasonable best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the first date of original issuance of the Debentures; and

•	use reasonable best efforts to keep the registration statement effective until the earliest of:

     (1) the date when the holders (including any holders who have engaged in hedging activities), other than our affiliates, of transfer restricted Debentures and shares of common stock issued upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act; or
     (2) the date when all transfer restricted Debentures and shares of common stock issued upon conversion of the Debentures are registered under the shelf registration statement and sold pursuant thereto; or
     (3) the date when all transfer restricted Debentures and shares of common stock issued upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).
     We are permitted to suspend the holder’s use of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:
•	the prospectus would, in our reasonable judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.
     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days.
     The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement:
•	the holder will be required to be named as a selling security holder in the related prospectus or a prospectus supplement;

•	the holder will be required to deliver a prospectus to each purchaser;

•	the holder will be subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	the holder will be bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).
     We refer to the Debentures and the common stock issuable upon conversion of the Debentures as “registrable securities.” Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least ten business days prior to any intended distribution of registrable securities under the shelf registration statement. Upon receipt of such a completed questionnaire from a holder following the effectiveness of the shelf registration statement, we will, within 20 business days, file such amendments to the shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to be named as a selling security holder in the prospectus; provided that if a post-effective amendment to the shelf registration statement is required, we will not be obligated to file more than one such amendment for all such holders during one fiscal quarter unless the principal amount of the Debentures to be included in such amendment is more than $5 million.
     If:
•	the shelf registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of the Debentures (the “effectiveness target date”); or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described above, by the 45th or 60th day, as the case may be, or the suspension periods exceed an aggregate of 90 days in any 360-day period (each, a “registration default”), then additional interest will accrue on the Debentures, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured or (2) the second anniversary of the last date on which the Debentures were originally issued; provided that if the two-year period under Rule 144(k) under the Securities Act is shortened, then the two-year period for the payment of additional interest shall be shortened to the period when holders (including any holders who have engaged in hedging activities), other than our affiliates, of transfer restricted Debentures are able to sell all such Debentures immediately without restriction under Rule 144(k). Additional interest, if any, will be paid semiannually in arrears, in cash, on each February 1 and August 1, and will accrue at a rate per year equal to:
•	0.25% of the principal amount of Debentures to and including the 90th day following such registration default; and

•	0.50% of the principal amount of Debentures from and after the 91st day following such registration default.
     In no event will additional interest accrue at a rate per year exceeding 0.50%. Once you convert your Debentures, you will cease to be entitled to receive any additional interest, but you will receive on the next payment date additional interest accrued through the date of conversion.
     This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. See “Incorporation of Certain Documents by Reference” for information on obtaining a copy of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK
     Pursuant to our amended and restated articles of incorporation, our authorized capital stock consists of 150,000,000 shares of common stock and 30,000,000 shares of preferred stock. As of October 29, 2007, we had 114,954,953 shares of common stock outstanding, and no shares of preferred stock outstanding.
Common stock
     Our common shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common shareholders. Our common shareholders do not have cumulative voting, preemptive, subscription, redemption or conversion rights.
     Our common shareholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future, and certain of our financing arrangements restrict the payment of cash dividends.
     Upon our liquidation, dissolution or winding up, our common shareholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock.
     The common stock issuable upon conversion of the Debentures offered hereby will, when issued, be fully paid and non-assessable.
     Our common stock is admitted for trading on The Nasdaq Global Select Market and trades under the symbol “GLBL.”
Preferred stock
     Our amended and restated articles of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our shareholders. Subject to the provisions of our amended and restated articles of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include:
•	voting powers;

•	designations;

•	preferences;

•	dividend rights;

•	terms of redemption;

•	redemption process;

•	conversion or exchange rights; and

•	any other terms permitted to be established by our amended and restated articles of incorporation and by applicable law.
Anti-takeover provisions
     Certain provisions in our amended and restated articles of incorporation and our bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

     Preferred Stock. Our amended and restated articles of incorporation authorize preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.
     Foreign Ownership Restrictions. Our amended and restated articles of incorporation limit foreign ownership of our capital stock to protect our ability to register our vessels under U.S. federal law and operate our vessels in United States coastwise trade. In order to enjoy the benefits of United States registry and United States coastwise trade, we must maintain United States citizenship as defined in the Shipping Act of 1916, as amended (the “Shipping Act”), and the regulations thereunder. Under these regulations, to remain a United States citizen qualified to engage in coastwise trade, our president or chief executive officer and chairman of the board of directors must be United States citizens, and a majority of a quorum of our board of directors must be United States citizens. Further, at least 75% of the ownership and voting power of our capital stock must be held by United States citizens, as defined in the Shipping Act and the regulations thereunder.
     Under our amended and restated articles of incorporation, any transfer of any shares of capital stock is void and ineffective as against our company if it would result in one or more persons who is not a United States citizen for purposes of United States coastwise domestic shipping (as defined in the Shipping Act) owning or controlling 23% of our capital stock or voting power (or, if different, 2% less than the percentage — currently 25% — that would prevent our company from being a United States citizen for purposes of engaging in United States coastwise domestic shipping). Moreover, if at any time ownership of capital stock or voting power (either of record or beneficial) by non-United States citizens exceeds 23% (or the permitted percentage, if different), we may withhold payment of dividends on, and may suspend the voting rights of, the shares deemed to be in excess of the permitted percentage.
     Our common stock certificates bear legends concerning these restrictions on ownership by non-United States citizens. In addition, our amended and restated articles of incorporation and bylaws authorize the board of directors (1) to require, as a condition to any transfer of shares on the records of the Company, representations and other proof as to the identity of existing or prospective shareholders and (2) to establish and maintain a dual stock certificate system under which different forms of certificates may be used to indicate whether or not the owner is a United States citizen.
     Restrictions on Nomination of Directors and Shareholder Proposals. Our bylaws establish an advance notice procedure for shareholder nominations of candidates for election as directors as well as for other shareholder proposals to be considered at shareholders’ meetings. Notice of shareholder proposals and shareholder director nominations must be given in writing to our secretary prior to the meeting at which such proposals and/or nomination are being considered and at least 90 days prior to the anniversary date of the last annual meeting. In the case of an election at a special meeting, notice must be given not later than the earlier of the tenth day after the day the special meeting notice was first mailed to shareholders or otherwise publicly disclosed.
     Any notice from a shareholder presenting a proposal or nominating a person to be a director must contain information about the shareholder and, in the case of director nominations, all information that would be required to be included in a proxy statement soliciting proxies for the nominee’s election (including the nominee’s written consent to serve as a director if elected). If a meeting’s presiding officer determines that a shareholder’s proposal or nomination is not made in accordance with these procedures, the proposal or nomination may be disregarded.
     Business Combinations under Louisiana Law. As permitted by Louisiana law, our amended and restated articles of incorporation expressly authorize the board of directors, when considering a tender offer, exchange offer, merger or consolidation, to consider, among other factors, the social and economic effects of the proposals on the company, our subsidiaries and our employees, customers, creditors and communities.

Limitation of liability of officers and directors
     Section 24 of the Louisiana Business Corporation Law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of officers’ and directors’ fiduciary duties, except for:
•	any breach of the officer’s or director’s duty of loyalty to our company or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 92D of the Louisiana Business Corporation Law; or

•	any transaction from which the officer or director derived an improper personal benefit.
     Both our amended and restated articles of incorporation and our bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Louisiana law as it exists now or may hereafter be amended. We have entered into indemnification agreements with each of our directors, which provide for our directors and officers to be named as insureds under any directors’ and officers’ liability insurance policies maintained by us. The indemnification agreements also provide that we will indemnify each director against losses and expenses resulting from a claim or claims made against such director for any act, failure to act or neglect or breach of duty, including: (1) any error, misstatement or misleading statement committed, suffered, permitted or acquiesced in by the director, or (2) any of the foregoing alleged by any claimant, or any claim against the director or executive officer solely by reason of such person being a director or officer of the company, subject to certain exclusions. The indemnification agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses. These provisions, however, do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.
Transfer agent and registrar
     Our transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of certain material U.S. federal income tax consequences of the ownership of the Debentures and the shares of common stock into which the Debentures may be converted, as of the date hereof. Except where noted, this summary deals only with a Debenture or share of common stock held as a capital asset (generally, property held for investment).
     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances. This summary does not deal with special situations, such as:
•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Debentures as a part of a hedging, integrated, conversion or constructive sale transaction, a straddle or other risk reduction transaction;

•	tax consequences to U.S. holders (as defined below) of Debentures or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in partnerships and other pass-through entities;

•	alternative minimum tax consequences, if any;

•	estate or gift tax consequences; and

•	any state, local or foreign tax consequences.
     If you are considering the purchase of Debentures, you should consult your tax advisor concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.
     As used herein, the term “U.S. holder” means a beneficial owner of Debentures or shares of common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
     A “non-U.S. holder” is a beneficial owner of Debentures or shares of common stock (other than a partnership) that is not a U.S. holder. If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds the Debentures or common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are partnership or a partner in a partnership holding the Debentures or common stock, you should consult your own tax advisors.

Consequences to U.S. holders
     Payments of interest
     Interest on a Debenture will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.
     Additional payments
     We may be required to pay additional amounts to you in certain circumstances described above under “Description of the Debentures — Registration Rights” and “— Events of Default; Notice and Waiver.” Because we believe that the likelihood that we will be obligated to make any such additional payments is remote, we intend to take the position (and this discussion assumes) that the Debentures will not be treated as contingent payment debt instruments due to the possibility of such additional amounts. Assuming our position is respected, additional amounts will generally be taxable to you at the time such payments are received or accrued in accordance with your usual method of accounting for tax purposes.
     Market Discount
          If you purchase a Debenture for an amount that is less than its issue price, subject to a de minimis exception you will be treated as having purchased the Debenture at a “market discount.” In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the Debenture as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the Debenture while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the Debenture. Alternatively, you may elect (with respect to the Debenture and all your other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debenture, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.
     Amortizable Bond Premium
     If you purchase a Debenture for an amount in excess of its principal amount, you will be treated as having purchased the Debenture with “amortizable bond premium” equal in amount to such excess. You may elect (with respect to the Debenture and all your other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the Debenture and may offset interest income otherwise required to be included in respect of the Debenture during any taxable year by the amortized amount of such excess for the taxable year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on the disposition of the Debenture.
     Constant Yield Method
     In lieu of accounting for market discount and amortizable bond premium separately, you may elect to include in income all interest that accrues on the Debenture (including market discount and adjusted for amortizable bond premium) using a constant yield method under which the Debenture would be treated as if issued on your purchase date for an amount equal to your adjusted basis in the Debenture immediately after your purchase of the Debenture. Such an election will simplify the computation and reporting of income from a Debenture and will effectively permit you to report income using the accrual method and a constant yield.
     Sale, exchange, redemption, or other disposition of Debentures
     Except as provided above under “— Market Discount” and below under “— Exchange of Debentures for cash, common stock, or common stock and cash,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a Debenture equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the Debenture. Your tax basis in a Debenture will generally be equal to the amount you paid for the Debenture, increased by any market discount included in gross income with respect to the Debenture and decreased by any amortizable bond premium deductions and any payments received on the Debenture other than payments of qualified stated interest. For these purposes, the amount realized does not include any amount attributable to accrued interest or market discount on the Debenture that has not previously been included in your taxable income, which will be treated as ordinary income, as described above under “— Payments of Interest” and “— Market Discount.” Any gain or loss recognized on a taxable disposition of the Debenture will be capital gain or loss and will be long-term capital gain or loss if you have held the Debenture for more than one year. Long-term capital gains of non-corporate holders currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
     Exchange of Debentures for cash, common stock, or common stock and cash
     If you receive solely cash in exchange for your Debentures upon conversion, your gain or loss will be determined in the same manner as if you disposed of the Debenture in a taxable disposition (as described above under “— Sale, exchange, redemption or other disposition of Debentures”).
     You generally will recognize no gain or loss on the conversion of your Debentures solely into common stock, except to the extent of stock received with respect to accrued interest, which will be taxed as a payment of interest (See “— Payments of interest” above) and any cash received in lieu of a fractional share, which will be taxed as described below. Your tax basis in common stock received upon conversion generally will equal your adjusted basis in that Debenture at the time of conversion, except that the adjusted tax basis of shares of stock attributable to accrued interest will equal the then-current fair market value of that common stock. Your holding period for the common stock received upon such conversion will include the period during which you held the Debenture. The holding period of the common stock received with respect to accrued interest will begin the day after the date of conversion. You will recognize gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the Debenture that is allocable to the fractional share.
     If you convert your Debentures into a combination of cash and stock, the tax treatment is not entirely certain. It is likely that the conversion will be treated as a recapitalization. Under such treatment, you will realize gain, but not loss, equal to the excess, if any, of the fair market value of the common stock and cash received (except to the extent of amounts received with respect to accrued but unpaid interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the Debenture (other than basis that is allocable to a fractional share), but in no event will the amount recognized exceed the amount of such cash received (excluding amounts received with respect to accrued but unpaid interest and cash received in lieu of a fractional share). You will recognize gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the Debenture that is allocable to the fractional share. The aggregate tax basis of the shares of common stock received upon a conversion, other than any shares of common stock received with respect to accrued but unpaid interest, will equal the adjusted tax basis of the Debenture that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share or cash received with respect to accrued but unpaid interest). Your holding period for these shares of common stock will include the period during which you held the Debentures. The tax basis of any shares of common stock received with respect to accrued but unpaid interest upon conversion will equal the then-current fair market value of that common stock. Your holding period for these shares of common stock will commence on the day after receipt.
     Alternatively, it is possible that the conversion could be treated as a partial taxable sale of the Debenture and a partial tax-free conversion of the Debenture. You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the receipt of both cash and common stock upon conversion of a Debenture.
     Constructive distributions
     The conversion rate of the Debentures will be adjusted in certain circumstances as described in “Description of the Debentures — Conversion Rights.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) may in some circumstances result in a deemed distribution to holders of Debentures (or our common stock). Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the Debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in the manner described below under “— Dividends.” It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Therefore, you should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).
     Dividends
     Distributions, if any, made on our common stock generally will be included in income as ordinary dividend income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.
     Sale, exchange, redemption or other taxable disposition of common stock
     Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate U.S. holders are currently subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
     Possible effect of the change in conversion after a public acquirer change of control
     In certain situations, we may change the conversion obligation with respect to the Debentures to a conversion into shares of a public acquirer (as described above under “Description of the Debentures — Conversion Rights — Conversion After a Public Acquirer Change of Control”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified Debenture could be treated as newly issued at that time. You should consult your tax advisor regarding the potential tax consequences of such a deemed exchange and the subsequent settlement of such a modified Debenture.
     Information reporting and backup withholding
     Information reporting requirements generally will apply to all payments we make to you and to the proceeds of a sale of a Debenture or share of common stock paid to you, unless you are an exempt recipient, such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number or otherwise fail to comply with applicable requirements to establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to non-U.S. holders
     Payments of interest
     The 30% U.S. federal withholding tax will not be applied to any payment to you of interest (including additional interest payable under the registration rights agreement) provided that
•	interest paid on the Debenture is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form) or appropriate substitute form) or (b) you hold your Debentures through certain foreign intermediaries or certain foreign partnerships, and you and they satisfy the certification requirements of applicable Treasury regulations.
     Special certification rules apply to non-U.S. holders that are pass-through entities.
     If you cannot satisfy the requirements described above, payments of interest (including additional interest payable under the registration rights agreement) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) or appropriate substitute form claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on the Debentures is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although you will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) you will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.
     Conversion of the Debentures
     You generally will not recognize any income, gain or loss upon converting a Debenture into shares of common stock. Any gain that you recognize on your receipt of cash in lieu of a fractional share of our common stock will be treated as described under “ — Sale, exchange, redemption, conversion or other disposition of Debentures or shares of common stock.”
     Dividends and constructive distributions
     Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders — Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any deemed dividend, it is possible that the U.S. federal tax on this dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
     A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate or an exemption from this withholding tax on effectively connected dividends is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
     Sale, exchange, redemption, conversion or other disposition of Debentures or shares of common stock
     Gain on the sale, exchange, redemption or other taxable disposition of a Debenture (as well as upon the conversion of a Debenture into cash or into a combination of cash and stock) or common stock generally will not be subject to U.S. federal income tax unless
•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of your holding period or the 5-year period ending on the date of disposition of the Debentures or common stock, as the case may be.
     If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates.
     If you are a foreign corporation that falls under the first bullet point above, you may also be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.
     If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.
     We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Even if we are or were to become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who owns within the time period described in the third bullet point above (i) more than 5% of the Debentures if the Debentures are regularly traded on an established securities market, (ii) Debentures with a value greater than 5% of our common stock as of the latest date such Debentures were acquired if the Debentures are not regularly traded on an established securities market, or (iii) actually or constructively, more than 5% of our common stock, will be subject to U.S. tax on the disposition thereof. It is uncertain whether the Debentures will be considered to be “regularly traded on an established securities market” for purposes of the test described in (i), above.
     Any stock which you receive on the sale, exchange, redemption, conversion or other disposition of a Debenture which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to non-U.S. holders — Payments of interest.”
     Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of the Debentures and shares of common stock.

     Information reporting and backup withholding
     Generally, we must report annually to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
     In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to non-U.S. holders — Payments of interest” has been received (and we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient).
     In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a Debenture or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient) or you otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

ERISA CONSIDERATIONS
     The following is a summary of certain considerations associated with the purchase and holding of the Debentures and the common stock issuable upon conversion of the Debentures by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any Similar Laws) of such plans, accounts and arrangements (each, a “Plan”).
     General fiduciary matters
     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice to an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan.
     In considering an investment in the Debentures and the common stock issuable upon conversion of the Debentures by any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
     Prohibited transaction issues
     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, of an ERISA Plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.
     Whether or not the underlying assets of Global Industries, Ltd. are deemed to include “plan assets” as described below, the acquisition and/or holding of Debentures and the common stock issuable upon conversion of the Debentures by a Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Debentures and the common stock issuable upon conversion of the Debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
     Because of the foregoing, the Debentures and the common stock issuable upon conversion of the Debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violate any applicable Similar Laws.
     Plan asset issues
     Regulations promulgated under ERISA by the DOL (the “Plan Asset Regulations”) generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” (as defined in the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company

Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity. However, an ERISA Plan’s assets will not include an undivided interest in the underlying assets of the entity if it is established either that equity participation in the entity by “benefit plan investors” (as defined in ERISA) is not significant or that the entity is an “operating company” (as defined in the Plan Asset Regulations). The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. There can be no assurances that the Debentures would be characterized as debt rather than equity by the DOL, the IRS or any other relevant authority, or under applicable local law, but in any event the common stock issuable upon conversion of the Debentures would be characterized as equity. If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.
     It is not anticipated that (i) the Debentures or the common stock issuable upon conversion of the Debentures will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we will be in a position to monitor whether investment in the Debentures or the common stock issuable upon conversion of the Debentures by benefit plan investors will be significant for purposes of ERISA. It is anticipated that we will qualify as an operating company within the meaning of the Plan Asset Regulations, although no assurances can be given in this regard.
     Representation
     Accordingly, by its acceptance of a Debenture or the common stock issuable upon conversion of the Debenture, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Debentures or the common stock issuable upon conversion of the Debentures constitutes assets of any Plan or (ii) the purchase and holding of the Debentures and the common stock issuable upon conversion of the Debentures by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the Debentures and the common stock issuable upon conversion of the Debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

PLAN OF DISTRIBUTION
     The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the Debentures or the shares of common stock issuable upon conversion of the Debentures will be the purchase price of the Debentures less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Debentures or shares of common stock to be made directly or through agents.
     The Debentures and the shares of common stock issuable upon conversion of the Debentures may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the Debentures and the shares of common stock issuable upon conversion of the Debentures. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the Debentures and the shares of common stock issuable upon conversion of the Debentures may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. To the extent any of the selling security holders are broker-dealers, they are, under the interpretation of the SEC, “underwriters” within the meaning of the Securities Act. Any profits on the sale of the Debentures and the shares of common stock issuable upon the conversion of the Debentures by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders are underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will pay all expenses of the registration of the Debentures and the shares of common stock issuable under the conversion of the Debentures pursuant to the registration rights agreement, estimated to be $69,478 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that if the Debentures and the shares of common stock issuable upon conversion of the Debentures are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The Debentures were issued and sold in July 2007 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchasers, holders who have provided us with selling security holder questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchasers or the holders who have provided us with selling security holder notices and questionnaires, from and against certain liabilities under the Securities Act, or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling security holders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act, or we will be entitled to contribution in connection with these liabilities.

LEGAL MATTERS
     The validity of the Debentures have been passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.
EXPERTS
     The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which report related to the financial statements and related financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards 123(R) on January 1, 2006) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements, and other documents with the SEC under the Exchange Act. Our SEC filings and exhibits thereto are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549.
     You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available through our website at www.globalind.com, but the information on our website is not a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed or furnished with the SEC. However, unless expressly listed below, no document or information that we have “furnished” or may in the future “furnish” with the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed or furnished with the SEC:
     •      Annual Report on Form 10-K for the year ended December 31, 2006, including the information incorporated by reference therein;
     •      Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;
     •      Current Reports on Form 8-K filed on March 1, 2007, March 14, 2007, March 26, 2007, May 3, 2007, May 21, 2007, July 25, 2007, July 27, 2007, August 2, 2007 and October 24, 2007 (excluding the information furnished in Item 2.02 and Item 7.01 thereof, which is not deemed filed and which is not incorporated by reference herein); and
     •      Description of our common stock contained on our Form 8-A registration statement filed on July 8, 1993.
     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Debentures shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from and after the respective dates of filing of such documents. Information contained in documents that we file later with the SEC will automatically update and supersede the information contained in this prospectus. The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at:
Global Industries, Ltd.
Attention: Investor Relations
8000 Global Drive
Carlyss, Louisiana 70665
(281) 529-7850

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various costs and expenses payable by us in connection with the issuance and distribution of the Debentures and the shares of common stock being registered hereby. All of the amounts shown are estimates, except the SEC registration fee. We will bear all of these expenses.

Securities and Exchange Commission registration fee	$9,978
Fees and expenses of accountants*	20,000
Fees and expenses of legal counsel*	25,000
Printing and engraving expenses*	10,000
Miscellaneous*	4,500

Total	$69,478

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification of Directors and Officers.
     Under Section 83 of the Business Corporation Law of the State of Louisiana (the “LBCL”), a Louisiana corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative, including any action by or in right of the corporation, brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article VI of the Company’s amended and restated articles of incorporation (the “articles of incorporation”) provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law. Article VI of the Company’s bylaws (the “bylaws”) provides for indemnification of each person who is or was made a party to or was involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the Company or is a person who is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, sole proprietorship, trust, or other enterprise (including service with respect to employee benefit plans) to the fullest extent permitted by the LBCL as it existed at the time the indemnification provisions of the articles of incorporation and bylaws were adopted or as the LBCL may be thereafter amended. Article VI of the bylaws expressly provides that it is not the exclusive method of indemnification.
     The company has entered into indemnification agreements with each of our directors, which provide for our directors and officers to be named as insureds under any directors’ and officers’ liability insurance policies maintained by the company. The indemnification agreements also provide that the company will indemnify each director against losses and expenses resulting from a claim or claims made against such director for any act, failure to act or neglect or breach of duty, including: (1) any error, misstatement or misleading statement committed, suffered, permitted or acquiesced in by the director, or (2) any of the foregoing alleged by any claimant, or any claim against the director or executive officer solely by reason of such person being a director or officer of the company, subject to certain exclusions. The indemnification agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses. These provisions, however, do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.
     Article VI of the articles of incorporation and Article VI of the bylaws also provide that the Company may maintain insurance, at its own expense, to protect itself and any of its directors, officers, employees or agents or any person serving at the request of the Company as a director, officer, employee or agent or of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the LBCL.

     Section 24 of the LBCL permits the limitation of directors’ personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except in certain situations including breach of a director’s duty of loyalty or acts or omissions not made in good faith. Article VI of the articles of incorporation limits directors’ personal liability to the extent permitted by Section 24 of the LBCL.
Item 16. Exhibits.
     The following documents are filed as exhibits to this registration statement:

3.1	—	Amended and Restated Articles of Incorporation of Registrant, as amended (Incorporated by reference to Exhibits 3.1 and 3.3 to the Form S-1 Registration Statement filed by the Registrant (Registration No. 33-56600)).

3.2	—	Bylaws of Registrant (Incorporated by reference to Exhibit 3.2 to the Form S-1 Registration Statement filed by the Registrant (Registration No. 33-56600)).

4.1	—	See Exhibits 3.1 and 3.2 for provisions of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Bylaws defining the rights of holders of the Registrant’s common stock.

4.2	—	Indenture of Global Industries, Ltd. and Wells Fargo Bank, National Association, as Trustee, dated July 27, 2007, including the form of 2.75% Senior Convertible Debenture due 2027 (Incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2007).

4.3	—	Registration Rights Agreement, by and between Global Industries, Ltd., as Issuer, and Lehman Brothers Inc., as Representative of the Several Initial Purchasers, dated as of July 27, 2007 (Incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2007).

4.4	—	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 33-56600)).

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

12.1*	—	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1*	—	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature pages of this registration statement).

25.1*	—	Statement of Eligibility Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of Wells Fargo Bank, National Association (Form T-1).

*	Filed herewith.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlyss, State of Louisiana, on October 31, 2007.

GLOBAL INDUSTRIES, LTD.
By:	/s/ PETER S. ATKINSON
Peter S. Atkinson
President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this registration statement appears below appoints Peter S. Atkinson, Russell J. Robicheaux and B. K. Chin, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 31, 2007.

Signature	Title

/s/ B. K. CHIN B.K. Chin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ PETER S. ATKINSON Peter S. Atkinson	President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JOHN A. CLERICO John A. Clerico	Director

/s/ LAWRENCE R. DICKERSON Lawrence R. Dickerson	Director

/s/ EDWARD P. DJEREJIAN Edward P. Djerejian	Director

/s/ LARRY E. FARMER Larry E. Farmer	Director

/s/ EDGAR G. HOTARD Edgar G. Hotard	Director

/s/ RICHARD A. PATTAROZZI Richard A. Pattarozzi	Director

/s/ JAMES L. PAYNE James L. Payne	Director

/s/ MICHAEL J. POLLOCK Michael J. Pollock	Director

/s/ CINDY B. TAYLOR Cindy B. Taylor	Director

INDEX TO EXHIBITS

3.1	—	Amended and Restated Articles of Incorporation of Registrant, as amended (Incorporated by reference to Exhibits 3.1 and 3.3 to the Form S-1 Registration Statement filed by the Registrant (Registration No. 33-56600)).

3.2	—	Bylaws of Registrant (Incorporated by reference to Exhibit 3.2 to the Form S-1 Registration Statement filed by the Registrant (Registration No. 33-56600)).

4.1	—	See Exhibits 3.1 and 3.2 for provisions of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Bylaws defining the rights of holders of the Registrant’s common stock.

4.2	—	Indenture of Global Industries, Ltd. and Wells Fargo Bank, National Association, as Trustee, dated July 27, 2007, including the form of 2.75% Senior Convertible Debenture due 2027 (Incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2007).

4.3	—	Registration Rights Agreement, by and between Global Industries, Ltd., as Issuer, and Lehman Brothers Inc., as Representative of the Several Initial Purchasers, dated as of July 27, 2007 (Incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2007).

4.4	—	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (Registration No. 33-56600)).

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

12.1*	—	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1*	—	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature pages of this registration statement).

25.1*	—	Statement of Eligibility Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of Wells Fargo Bank, National Association (Form T-1).

*	Filed herewith.